Exhibit 10.10

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of December 16, 2011, by and between Automatic Stamping, LLC, a North Carolina limited liability company (“AS”), Automatic Stamping Auxiliary Services, LLC, a North Carolina limited liability company (“ASAS” and, together with AS, the “Companies”), and William H. Black, Jr. (“Black” and, together with the Companies, the “Sellers”), on the one hand, and Simpson Strong-Tie Company Inc., a California corporation (“Buyer”), on the other hand, with reference to the following facts:

The Companies are engaged in the business of developing, designing, marketing, distributing or selling truss plates, and computer software, products and systems associated with truss plates, for the building construction industry.  Black owns of record and beneficially all of the membership and economic interests in the Companies.

Buyer is engaged principally in the business of developing, designing, manufacturing, marketing, distributing and selling wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fasteners, fastening systems, prefabricated shearwalls, anchor systems (including adhesives, mechanical anchors, carbide drill bits and powder-actuated tools for concrete, masonry and steel) and other products used in the building construction industry.  Buyer is a wholly owned subsidiary of Simpson Manufacturing Co., Inc., a Delaware corporation (“Parent”).

Sellers desire that the Companies sell to Buyer or its designee(s) substantially all of the assets of the Companies, and Buyer desires to purchase or cause its designee(s) to purchase such assets, as a going concern, although Sellers will continue to be liable for, and Buyer and its designees will not assume or otherwise have any liability for, the debts or obligations of any of Sellers except for the Assumed Liabilities, as that term is defined in section 1.3, all as, and on the terms and subject to the conditions, hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, Buyer and Sellers agree as follows:

1.                                      Purchase and Sale.  Subject to and in reliance on the representations, warranties and agreements of Sellers and Buyer and subject to the terms and conditions provided in this Agreement:

1.1                               Assets.  At the Closing (as that term is defined in section 2.4), Buyer shall purchase from the Companies and the Companies shall sell and transfer to Buyer substantially all of the assets of the Companies (the “Assets”), including the following:

1.1.1                     Equipment and Furnishings.  All apparatuses, equipment, appliances, machines and machinery, dies, devices, furniture, furnishings, tools, vehicles, fuel, spare parts and supplies (collectively, the “Equipment”), including the confidential prototype orientation and alignment station (the “Prototype Orientation Station”) that has not yet been used by the Companies in connection with their businesses, and the orientation and alignment station (the “1980s Orientation Station”) used before 1993 to orient and align truss plates on exiting the stamping press;

1.1.2                     Inventory.  All inventory, including raw materials, work in process and finished goods, whether held for sale or held for demonstration or as samples, including inventory in transit (“Inventory”);

1.1.3                     Intangible Property.  All intangible property, including:

(a)                                 all right, title and interest of the Companies in, to and under all leases, contracts and contract rights (including all licenses and license agreements) to which either Company is a party or which are for the benefit of either Company, and which are listed in Schedule 1.1.3(a) (the “Assigned Contracts”); provided that Buyer shall not purchase or acquire any interest in, and the Assigned Contracts do not include, any contract or agreement that is not listed in Schedule 1.1.3(a);

(b)                                 to the extent transferable, all permits, authorizations and licenses, if any, applicable to either Company or its business and assignable by such Company (whether or not subject to the consent or approval of any third party);

(c)                                  all judgments, orders, decrees, files, books, records, financial statements, correspondence, instruments, plans, projections, data, information and documents of or relating to any of the Assets or the business or either Company;

(d)                                 all prepaid deposits and expenses;

(e)                                  all other accounts of the Companies (“Accounts”), including accounts and notes receivable, chattel paper, contract rights and general intangibles of the Companies, including all accounts receivable (the “Keymark Receivables”) arising under or pursuant to the Agreement dated as of February 1, 2011, between Keymark Enterprises, LLC and AS (the “Keymark Agreement”);

(f)                                   all Intellectual Property used or useful in the business of either Company, and for purposes of this Agreement “Intellectual Property” means any and all of the following that are used or useful in such business and are owned by any Seller, together with all worldwide common law and statutory rights in, arising out of or associated therewith:  (1) any and all technology, materials or information, including inventions (whether patentable or not), improvements and invention disclosures; (2) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (3) works of authorship of any kind (whether or not published), copyrights, copyright registrations and all applications therefor and renewals thereof, and all other rights corresponding thereto throughout the world arising from or relating to any other Intellectual Property (“Copyrights”); (4) trade secrets, proprietary information, know-how, methodologies, processes, methods, technical data, customer and specifier lists, customer and specifier contact information, customer and specifier correspondence, customer and specifier purchasing and specification histories, supplier information, marketing materials, competitive analyses, information regarding promotional activities, business and product plans and other Confidential Matter (as that term is defined in section 4.17.1); (5) databases and data collections; (6) software, including software applications, application programming interfaces, development tools, test tools, data test scripts, test plans, compilers, assemblies, programs, applications, modules and components thereof, in all forms, including source code, object code, all related Documentation (as defined below) and all prior and current versions, improvements, enhancements, upgrades, corrections, additions, modifications, replacements and new applications to any of the foregoing (“Software”); (7) user manuals, installation guides, product specifications, diagrams, algorithms, other design documentation, training manuals, technical notes, help files, sales training materials, bug lists and any electronic machine-readable versions of the same, any and all Software-related answer books or other records of customer service issues or responses, and any and all notes, plans and other documentation describing problems, proposed and implemented solutions, future directions or other matters related to Software or products or the installation or use thereof (“Documentation”); (8) trade names, fictitious business names, logos, slogans, trade dress, common law trademarks and service marks, product names, product packaging, designations of origin and all trademark registrations, applications therefor and renewals thereof (“Trademarks”); (9) domain names and uniform resource locators; (10) industrial designs; (11) all Software, Documentation, Patents, Copyrights and other intellectual property to which AS was or is entitled under or pursuant to the Keymark Agreement; (12) all Software, Documentation, Patents, Copyrights and other intellectual property (the “Freedom Software”) to which ASAS was or is entitled under or pursuant to the Software Development Agreement dated January 14, 2009, between ASAS, Freedom Technologies, LLC, Truswood, Inc. and Richard Watts; and (13) all other tangible or intangible information and materials used or useful in the business of either Company, as well as all licenses, sublicenses and contracts relating thereto; and

(g)                                  all good will of the Companies; and

1.1.4                     After-Acquired Assets.  All property used or useful in the business of either Company that either Company acquires on or after the date hereof and before the Closing Date (as that term is defined in section 2.4).

1.2                               Excluded Assets.  Anything herein to the contrary notwithstanding, the following are not and shall not be included in the Assets and will not be purchased by Buyer:

(a)                                 all minute books and records regarding the issuance, sale or purchase of membership and economic interests in the Companies and all other documents and records that Sellers are required by law to retain; provided that Sellers shall furnish to Buyer, promptly on Buyer’s request at any time (whether before or after the Closing), true and complete copies of any or all of the foregoing;

(b)                                 all cash, certificates of deposit, bank accounts, brokerage accounts, money market accounts or similar accounts of the Companies (“Cash and Equivalents”);

(c)                                  all insurance policies and rights thereunder;

(d)                                 all rights of Sellers under this Agreement; and

(e)                                  the items listed in Schedule 1.2 hereto.

1.3                               Assumption of Only Specified Liabilities.  Anything herein to the contrary notwithstanding, except only as is expressly provided below in this sentence, the parties intend and agree that Buyer and its designees shall not under any circumstances assume or become liable for or obligated to pay or discharge any debt, duty, obligation or liability of any Seller, and Sellers shall pay and discharge all of the same as they become due; provided that Buyer shall assume and pay or discharge when due all debts, duties, obligations and liabilities of the Companies that accrue after the Closing under all Assigned Contracts that are duly and validly assigned to Buyer on the Closing Date (the “Assumed Liabilities”).

2.                                      Payment and Delivery.  Subject to and in reliance on the representations, warranties and agreements of Buyer and Sellers and subject to the terms and conditions provided in this Agreement:

2.1                               Purchase Price.  The aggregate purchase price for the Assets shall be the sum (excluding the Assumed Liabilities, the “Purchase Price”) of:

(a)                                 $40,400,000; plus

(b)                                 the amount paid by the Companies for all Inventory, including the amount paid for transportation and slitting thereof; plus

(c)                                  the amount of the Companies’ trade accounts receivable included in the Accounts, excluding the Keymark Receivables and excluding accounts receivable to the extent invoiced ninety days or more before the Closing Date; provided that, (i) if Buyer collects after the Closing Date any of such trade accounts receivable that are so excluded as a result of having been invoiced more than ninety days before the Closing Date, Buyer shall remit to the Company or Companies entitled thereto the amount so collected, less Buyer’s reasonable expenses in collecting such amount, (ii) Buyer shall not sell to any customer that is indebted to Buyer for any such trade account receivable invoiced ninety days or more before the Closing Date any Inventory or any products manufactured by Buyer using the Assets until the earlier of the date that such customer pays such trade account receivable and the date that is six months after the Closing Date, and (iii) if such customer does not pay such trade account receivable within six months after the Closing Date, Buyer shall assign such trade account receivable to the respective Company (for no additional consideration), which shall thereafter be entitled to collect the same.

To determine the amount to be paid pursuant to the preceding clause (b), Buyer shall cause its representatives to conduct a physical inventory count within three days before the Closing Date, and the Companies shall make their inventory (and the premises on which it is located) available to such representatives, shall otherwise cooperate with such representatives in conducting such physical inventory count and shall have the right to have their representatives participate therein.  At the Closing, Buyer shall pay (A) $2,068,085.70 of the Purchase Price in cash to ASAS, and (B) the remainder of the Purchase Price in cash to AS or as AS may direct by notice given to Buyer at least five business days before the Closing Date, it being understood that AS will so direct Buyer to pay the consideration to the Persons and in the amounts specified section 3.1.8.  Each such payment shall be made by wire transfer in accordance with such written instructions as Sellers may furnish to Buyer at least three business days before the Closing Date.

2.2                               Delivery of Certain Assets.  At the Closing, Sellers shall deliver to Buyer (a) originals or true and complete copies of all Assigned Contracts, (b) all warranties or guaranties received by either Company from any contractor, subcontractor, supplier or materialman in connection with its business, to the extent transferable, (c) all of the Assets, (d) such written notices as Buyer may request, executed by any or all of Sellers and addressed to all parties to Assigned Contracts (other than the Companies) and to taxing authorities having jurisdiction over any or all of the Assets, notifying such parties and authorities of the sale of the Assets and changing the address for service of notice and delivery of statements and bills, and (e) user names, passwords and other devices necessary for Buyer to gain access to all of the Companies’ computer, Internet and communications systems and equipment.

2.3                               Bills of Sale and Assignments.  At the Closing, (a) the Companies shall deliver to Buyer a Bill of Sale, Assignment and Assumption, in substantially the form of Exhibit A (the “Bill of Sale”), and (b) Sellers shall deliver to Buyer such instruments of assignment of the Patent Rights, Copyrights, Trademarks and all other Assets as Buyer may request to evidence or perfect Buyer’s purchase of such Assets.  Sellers shall also deliver to Buyer at or before the Closing, (a) a certificate or certificates from the North Carolina Secretary of State and other appropriate governmental officials confirming that as of a date not earlier than fourteen days before the Closing Date there are no filings against either Company or any of the Assets in the office of said Secretary of State or such other governmental officials under any applicable Uniform Commercial Code or similar law (other than such filings, if any, as are being released at the time of the Closing), and (b) a certificate or certificates from the North Carolina Department of Revenue confirming that as of a date not earlier than fourteen days before the Closing Date neither Company has any liability or obligation for any taxes owed to the North Carolina Department of Revenue under the law of North Carolina.

2.4                               The Closing.  The consummation of the sale and purchase of the Assets hereunder and the other transactions contemplated hereby (the “Closing”) shall take place by mail, overnight delivery, facsimile and electronic transmission on or before December 30, 2011, or at such other date as shall be mutually satisfactory to the parties; provided that the date of the Closing may be extended as provided in section 3.3 to any date not later than January 15, 2012.  The date of the Closing as so determined is herein called the “Closing Date.”  At the Closing, Sellers shall deliver to Buyer, in addition to the matter otherwise required hereby, such other certificates, instruments and documents as Buyer may reasonably request to complete, evidence or perfect consummation of the transactions contemplated hereby and Buyer’s ownership of the Assets, and Sellers shall turn over to Buyer possession and control of all of the Assets.

2.5                               Allocation of Purchase Price.  Of the total Purchase Price, the parties shall allocate $1,400,000 to the covenants in section 4.16, $1,400,000, $600,000 and $600,000 to the covenants in the respective non-competition and confidentiality agreements to which section 3.1.8 refers, the amount payable pursuant to clause (b) of the first sentence of section 2.1 to the Inventory, the amount payable pursuant to clause (c) of the first sentence of section 2.1 to the trade accounts receivable to which such clause (c) refers, the amount to be paid pursuant to clause (A) of the penultimate sentence of section 2.1 to the Assets to be sold hereunder by ASAS, an amount equal to ASAS’s total net cost for Software (including the Freedom Software but excluding the Software acquired by AS pursuant to the Keymark Agreement) to such Software, and $1,400,000 of the total Purchase Price to custom software acquired by AS pursuant to the Keymark Agreement.  Buyer has engaged KPMG to analyze the Assets and render its written advice to the parties regarding the allocation of the balance of the total Purchase Price, and, subject to the preceding sentence and consistent with such advice, such balance shall be allocated to the Equipment (in an amount not greater than the Companies’ cost therefor), intangibles and good will or going-concern value.  Sellers shall have the right, at any time and from time to time before Buyer makes such determination, to present to Buyer and KPMG such information, data and documents as Sellers consider relevant to such determination.  The parties agree consistently to state or report the allocation as determined pursuant to this section 2.5 on all Tax and information returns and statements and other statements, notices or other documents furnished or submitted to or filed with any governmental bureau, agency or instrumentality of the United States, or any state, local, municipal or other jurisdiction of the United States or any political subdivision thereof.

3.                                      Conditions to Parties’ Obligations.

3.1                               Conditions to Buyer’s Obligations.  The obligation of Buyer to purchase the Assets and all other obligations of Buyer hereunder shall be subject to the satisfaction at or before the Closing of the following conditions precedent:

3.1.1                     Due Diligence.  Sellers shall have made available to Buyer and Buyer shall have completed to its satisfaction Buyer’s review, examination and inspection of the Companies’ assets, books, records, business, operations and affairs, as Buyer may consider advisable; provided that such condition shall be deemed satisfied unless an event or condition occurs or arises after the date hereof that is likely to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the Assets, business, results of operations or financial condition of the Companies and Timmco, Inc., a North Carolina corporation (“Timmco”), taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  any adverse effect arising (a) from general business or economic conditions that does not disproportionately affect either Company, (b) directly from any action taken by Buyer or its Affiliates (as that term is defined in section 13) with respect to the transactions contemplated hereby or with respect to the Companies, or (c) directly from compliance with the terms and conditions of this Agreement or the consummation of any of the transactions contemplated hereby.

3.1.2                     Representations and Warranties.  Subject to section 4.21, the representations and warranties of Sellers in this Agreement shall be true and complete, in all material respects, on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date (except for representations and warranties that by their terms are limited as to a specific date, which shall be true and complete, in all material respects, as of such specified date), and Sellers shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by each of the Sellers.

3.1.3                     Conditions and Covenants.  Sellers shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied at or before the Closing by any or all of them hereunder, and Sellers shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by each of the Sellers.

3.1.4                     Consents and Waivers.  Sellers shall have obtained the consents and waivers specified on Schedule 3.1.4.

3.1.5                     Permits.  Buyer shall have obtained such licenses, permits, authorizations and approvals from all United States, state, local, municipal and other governmental agencies, instrumentalities and authorities as Buyer may reasonably consider necessary for Buyer’s purchase of the Assets and for the conduct by Buyer of the business of each Company from and after the Closing Date as such Company shall theretofore have conducted its business.

3.1.6                     Documents and Instruments.  Sellers shall have duly executed, acknowledged and delivered to Buyer all certificates, instruments and other documents, and the Assets, as contemplated or required by this Agreement.

3.1.7                     Employment Arrangements.  Each employee named on Schedule 3.1.7 shall have agreed to enter into employment with Buyer immediately after the Closing on terms and conditions stated in Schedule 3.1.7.

3.1.8                     Non-Competition and Confidentiality Agreements.  Each of William W. Anderson, Kristie A. Wilhelmi and April C. Black, each of whom has been a key employee of one or both of the Companies, shall have entered into a non-competition and confidentiality agreement with Buyer, in substantially the form attached hereto as Exhibit B, in consideration for payment by AS as provided in section 2.1 in the amounts of $1,400,000, $600,000 and $600,000, respectively.

3.1.9                     Business Relationships.  Sellers shall have furnished to Buyer the names and addresses and all pertinent information regarding the top five suppliers of goods or services to AS since January 1, 2010, and the top five customers of AS since January 1, 2010, and shall have introduced Buyer to each of them, as Buyer may request, and Buyer shall have satisfied itself that each of such relationships may reasonably be expected to be continued with Buyer from and after the Closing Date.

3.1.10              Real Property.  Timmco shall have entered into a Real Estate Purchase Agreement with Buyer on such terms and conditions as may be mutually acceptable to Buyer and Timmco (the “Real Estate Purchase Agreement”), and the consummation of the transactions contemplated by the Real Estate Purchase Agreement shall occur simultaneously with the Closing.

3.1.11              Certificates, Etc.  Sellers shall have delivered or caused to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

(a)                                 all resolutions of the members and the managers of each Company approving and authorizing this Agreement and the consummation of the transactions contemplated hereby or that Buyer may consider necessary or advisable in connection therewith;

(b)                                 a certificate of existence with respect to each Company issued by the North Carolina Secretary of State; and

(c)                                  such other certificates, instruments and documents as Buyer may reasonably request to consummate, evidence or perfect the transactions contemplated hereby.

3.1.12              Opinion of Counsel.  Sellers shall have delivered to Buyer the opinion of Brooks, Pierce, McLendon, Humphrey & Leonard LLP, counsel for Sellers, dated the Closing Date and to the effects set forth in Exhibit C.

3.1.13              No Legal Action.  No action or proceeding shall be pending or threatened in writing by any Person (as that term is defined in section 13), other than Buyer or an Affiliate of Buyer, in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right or power of Buyer to conduct the businesses of the Companies from and after the Closing on substantially the same basis as currently conducted.

3.2                               Conditions to Sellers’ Obligations.  The obligations of the Companies to sell the Assets and all other obligations of Sellers hereunder shall be subject to the satisfaction on or before the Closing Date of the following conditions precedent:

3.2.1                     Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and complete, in all material respects, on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date (except for representations and warranties that by their terms are limited as to a specific date, which shall be true and complete, in all material respects, as of such specified date), and Buyer shall have delivered to Sellers a certificate to that effect dated the Closing Date and signed by its President or Chief Financial Officer and by its Secretary.

3.2.2                     Conditions and Covenants.  Buyer shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied at or before the Closing by Buyer hereunder, and Buyer shall have delivered to Sellers a certificate to that effect dated the Closing Date and signed by its President or Chief Financial Officer and by its Secretary.

3.2.3                     Real Property.  Buyer shall have entered into the Real Estate Purchase Agreement with Timmco, and the consummation of the transactions contemplated by the Real Estate Purchase Agreement shall occur simultaneously with the Closing.

3.2.4                     Certificates, Etc.  Buyer shall have delivered or caused to be delivered to Sellers the following in form and substance reasonably satisfactory to Sellers:

(a)                                 all resolutions of the board of directors of Buyer approving and authorizing this Agreement and the consummation of the transactions contemplated hereby; and

(b)                                 a certificate of good standing with respect to Buyer issued by the California Secretary of State and a certificate of authorization with respect to Buyer issued by the North Carolina Secretary of State.

3.2.5                     Opinion of Counsel.  Buyer shall have delivered to Sellers the opinion of Shartsis Friese LLP, counsel for Buyer, dated the Closing Date and to the effect that this Agreement has been duly authorized, executed and delivered by Buyer.

3.2.6                     No Legal Action.  No action or proceeding shall be pending or threatened in writing by any Person (other than any Seller or an Affiliate of any Seller) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

3.3                               Failure of Condition.

3.3.1                     Buyer’s Remedies.  If any condition specified in section 3.1 is not satisfied, or if any condition specified in section 3.1 of the Real Estate Purchase Agreement is not satisfied, in each case on or before January 15, 2012, Buyer shall have the right, in its absolute discretion, either to waive such condition and proceed with the purchase of the Assets or to terminate this Agreement.  If Buyer so elects to terminate this Agreement, neither Buyer nor Sellers shall have any further rights or obligations under this Agreement, except as provided in section 3.3.3.  Notwithstanding any of the foregoing provisions of this section 3.3.1 to the contrary, in the event of any material breach by a Seller of any representation, warranty, covenant or agreement herein or hereunder, or by Black or Timmco of any representation, warranty, covenant or agreement in or under the Real Estate Purchase Agreement, any Buyer may elect nevertheless either (a) to proceed with the Closing (provided that the Closing shall be conditioned on the simultaneous consummation of the transactions contemplated by the Real Estate Purchase Agreement), reserving the right to recover damages for such breach from Sellers, or (b) to terminate this Agreement by notice to Sellers on or before the Closing Date, and on such termination, Buyer shall be relieved of all obligations and liabilities hereunder and Buyer may proceed against Sellers to recover any damages occasioned by such breach.

3.3.2                     Sellers’ Remedies.  If any condition in section 3.2 is not satisfied, or if any condition specified in section 3.2 of the Real Estate Purchase Agreement is not satisfied, in each case on or before January 15, 2012, Sellers shall have the right, in Sellers’ absolute discretion, either to waive such condition and proceed with the sale or to terminate this Agreement.  If Sellers so elect to terminate this Agreement, neither Buyer nor Sellers shall have any further rights or obligations under this Agreement, except as provided in section 3.3.3.  Notwithstanding any of the foregoing provisions of this section 3.3.2 to the contrary, in the event of any material breach by Buyer of any representation, warranty, covenant or agreement herein or hereunder, and if the sale of the Assets is not consummated hereunder because of such breach, Sellers may elect nevertheless either (a) to proceed with the Closing (provided that the Closing shall be conditioned on the simultaneous consummation of the transactions contemplated by the Real Estate Purchase Agreement),, reserving the right to recover damages for such breach from Buyer, or (b) to terminate this Agreement by notice to Buyer on or before the Closing Date, and on such termination, Sellers shall be relieved of all obligations and liabilities hereunder and Sellers may proceed against Buyer to recover any damages occasioned by such breach.

3.3.3                     Surviving Covenants.  Subject to section 3.3.2, but otherwise notwithstanding any provision to the contrary in this Agreement or any termination, expiration, cancellation or rescission of this Agreement, the covenants and agreements in sections 4.11 and 6 through 16 shall survive any termination of this Agreement.

3.3.4                     Termination of Real Estate Purchase Agreement.  Any termination of the Real Estate Purchase Agreement by Black and Timmco, as sellers, on the one hand, or Buyer, as buyer, on the other hand shall terminate this Agreement.

4.                                      Covenants.

4.1                               Permits.  Buyer shall, at its own expense, forthwith apply for and diligently pursue the issuance of the licenses, permits, authorizations and approvals to which section 3.1.5 refers.  Buyer shall take all reasonable actions to apply for the same and shall diligently and in good faith process such applications and avoid taking any action that would delay the investigation and processing thereof by the appropriate governmental authorities.  Sellers shall cooperate fully and in good faith with Buyer, as and to the extent that Buyer may reasonably request, in making and processing such applications, and Sellers shall execute and deliver all such certificates, instruments and documents as Buyer may reasonably request in connection therewith.

4.2                               Assignments of Permits, Contracts, Patent Rights, Copyrights and Trademarks.  Sellers shall, at Buyer’s reasonable request and at Buyer’s expense, apply for and use their best efforts to obtain legal, valid and binding assignments to Buyer of the permits, authorizations and licenses to which clause (b) of section 1.1.3 refers and to the Assigned Contracts, and all consents and waivers in connection therewith that Buyer may reasonably consider to be necessary or advisable.  Sellers shall cooperate fully and in good faith with Buyer to record the assignments to which clause (b) of section 2.2 refers in accordance with the requirements of the United States Patent and Trademark Office and any state or foreign government or governmental authority or official, to effect the assignment and transfer of exclusive rights to the Patent Rights, the Copyrights and the Trademarks included in the Assets; provided that Sellers shall not be required by this sentence to incur expense or provide other extraordinary concessions.  Buyer shall cooperate fully and in good faith with Sellers, as and to the extent that Sellers may reasonably request, in obtaining the same, and Buyer shall execute and deliver all such certificates, instruments and other documents as Sellers may reasonably request in connection therewith.  Notwithstanding the other provisions of this Agreement, Sellers shall not be required to assign at the Closing an Assigned Contract if a consent or waiver of a third party is required in order for such assignment to not violate the rights of any third party as provided in Schedule 3.1.4 and such consent or waiver is not obtained by the Closing Date; in such instance, Sellers shall be obligated after the Closing as provided in clause (b) of section 4.6 (if the Closing occurs).

4.3                               Indemnity.

4.3.1                     By Buyer.  Subject to sections 4.3.3, 4.3.4 and 4.3.5, Buyer agrees to indemnify and defend Sellers and their Affiliates, employees and agents (collectively, “Seller

Indemnitees”) and to hold them harmless from and against any and all claims, liabilities, losses, damages and expenses (including the reasonable fees and expenses of attorneys, all fees and expenses of expert witnesses, all costs of investigation and all court costs) (collectively, “Losses”) suffered or incurred by them, when and as suffered or incurred, whether or not any of such Losses are suffered or incurred in connection with the ownership, operation, use, sale or possession of any of the Assets, directly or indirectly (a) in connection with or arising from any breach of any covenant, agreement, representation or warranty by Buyer herein or hereunder, including the failure to pay or perform the Assumed Liabilities, (b) in connection with any and all mechanics’ liens and physical damage to property or persons and claims arising therefrom resulting directly from entry by Buyer or its representatives on premises occupied by Sellers pursuant to section 4.5.1, or (c) in connection with the use or ownership after the Closing of any of the Assets or the conduct or operation after the Closing of the businesses acquired hereunder from the Companies, including any Losses suffered or incurred by a Seller Indemnitee as a result of a claim that the Seller Indemnitee is liable for infringement by Buyer or a Buyer Affiliate of any Person’s patent, copyright, right of authorship, trademark, service mark, proprietary right, trade secret, industrial design, intellectual property right or other rights, or as a result of Buyer’s or a Buyer Affiliate’s unfair competition or unfair or deceptive trade practices.

4.3.2                     By Sellers.  Subject to sections 4.3.3, 4.3.4 and 4.3.5, Sellers, jointly and severally, agree to indemnify and defend Buyer and its directors, officers, Affiliates, employees and agents (collectively, “Buyer Indemnitees”) and to hold them harmless from and against any and all Losses suffered or incurred by any of them, when and as suffered or incurred, whether or not any of such Losses are suffered or incurred in connection with the ownership, operation, use, sale or possession of any of the Assets, directly or indirectly (a) in connection with any written or oral contracts, agreements, understandings or commitments of either Company that are not included in the Assets or are not legally and validly assigned hereunder, or (b) in connection with or arising from any breach of any covenant, agreement, representation or warranty by any Seller herein or hereunder, including the Bill of Sale and including the obligations of Sellers under section 1.3, or (c) in connection with the use or ownership of any of the Assets or the conduct or operation of the businesses of the Companies before the Closing, other than the Assumed Liabilities.  The provisions of the preceding sentence shall be limited by and subject to section 5.1.13(f), except that, notwithstanding anything to the contrary in section 5.1.13(f) (but subject to sections 4.3.3, 4.3.4 and 4.3.5), the provisions of clause (c) of the preceding sentence shall apply to any Losses suffered or incurred by any Buyer Indemnitee as a result of a claim that the Buyer Indemnitee is liable for infringement by any Seller of any Person’s patent, copyright, right of authorship, trademark, service mark, proprietary right, trade secret, industrial design, intellectual property right or other rights, or as a result of any Seller’s or Seller Affiliate’s unfair competition or unfair or deceptive trade practices, occurring in connection with the use or ownership of any of the Assets or the conduct or operation of the businesses of the Companies before the Closing.

4.3.3                     Limitations.  Anything herein to the contrary notwithstanding, Buyer shall not have any liability or obligation under section 4.3.1 with respect to any Losses suffered or incurred by Sellers in connection with or arising from any breach of any representation or warranty in section 5.2, and Sellers shall not have any liability or obligation under section 4.3.2 with respect to any Losses suffered or incurred by Buyer in connection with or arising from any breach of any representation or warranty in section 5.1, (a) except to the extent that such Losses suffered or incurred by the indemnified party exceed $200,000, or (b) to the extent that the aggregate of such Losses suffered or incurred by the indemnified party exceed an amount equal to twenty-five percent of the Purchase Price; provided that the foregoing provisions of this sentence shall not apply (i) with respect to any breach of any representation or warranty in section 5.1.1, 5.1.2, 5.1.3, 5.1.5, 5.1.6, 5.1.13, 5.1.14, 5.1.22, 5.1.25, 5.2.1 or 5.2.2, or (ii) with respect to any breach of any representation or warranty in section 5 that constitutes fraud.  Anything herein to the contrary notwithstanding, after the Closing, indemnification pursuant to this section 4.3 shall be the exclusive remedy for breach of any representation and warranty in section 5 that does not constitute fraud.

4.3.4                     Further Limitations.  With respect only to any claims not involving or relating to any claim by any third party or any breach of section 4.15, 4.16 or 4.17, no party shall be entitled to recover or seek any remedy under section 4.3.1 or 4.3.2, as applicable, with respect to any punitive damages or any multiple of lost profits reflecting a decrease in the value of the Assets or the business of either Company.  Any indemnification obligation under this section 4.3 shall be net of (a) any recoveries under insurance policies with respect to the matter for which indemnification is sought, and (b) the net income tax benefit that would be realized by the party entitled to indemnification, taking into account the deductibility for income tax purposes of the Loss giving rise to the indemnification and the taxability for income tax purposes of the related indemnification payment under this section 4.3 and applying a combined federal and state income tax rate of forty percent.

4.3.5                     Procedure.  The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under section 4.3.1 or 4.3.2; provided that (a) failure to give such notice shall not relieve the indemnifying party of its indemnification obligations under this section 4.3 except to the extent, if at all, that the indemnifying party shall have been prejudiced thereby; (b) if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party; and (c) if the indemnifying party fails to assume the defense of such third-party claim within twenty days after receipt of notice thereof from the indemnified party, the indemnified party shall have the right to assume the defense of such third-party claim using counsel of its choice, and shall be entitled to full reimbursement from the indemnifying party for any Loss incurred in connection with the defense of such claim.  The indemnified party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding.  In connection with any such third-party claim, demand, action or proceeding, Sellers and Buyer shall cooperate with each other and provide each other with access to relevant books and records in their possession or within their control.  No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party; provided that no such consent shall be required if such settlement does not impose any obligation on the indemnified party, does not involve any finding of any misconduct or wrongful act or omission on the part of the indemnified party, and does not have any material and adverse effect on the indemnified party.

4.4                               Operation before Closing.  Sellers covenant and agree that, until the Closing (unless Buyer shall otherwise approve in writing, unless otherwise expressly permitted by this Agreement, or unless required by a contract to which either Company is a party at the date hereof or by applicable law):

4.4.1                     Ordinary Business.  Each Company shall conduct its business in all respects in the ordinary and usual course and, to the extent consistent therewith, shall preserve its business organization intact, keep available the services of its managers, officers and employees (subject to changes in the ordinary course) and maintain its existing relations and good will with customers, specifiers, suppliers, distributors, creditors, lessors, regulatory authorities and others having dealings with it.

4.4.2                     No Charter Change; etc.  Neither Company shall (a) amend its articles organization or its operating agreement, (b) enter into any agreement with any of its members or managers, (c) split, combine, subdivide or reclassify any of its outstanding membership or economic interests or other securities, (d) declare, set aside or pay any distribution that is payable otherwise than in cash, (e) repurchase, redeem or otherwise acquire any outstanding membership or economic interest or other securities, or (f) offer, issue, deliver, sell or encumber any membership or economic interest or other securities, including any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such membership or economic interest or other securities.

4.4.3                     Employee Matters.  Neither Company shall (a) increase the salary of or pay any bonus to any employee, except consistent with its past practice or in accordance with valid contracts that bind and are enforceable against such Company immediately before the date hereof, (b) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, or (c) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement.

4.4.4                     No Borrowing.  Neither Company shall incur any debt, liability or obligation other than trade accounts payable incurred in the ordinary course of business consistent with past practice.

4.4.5                     Capital Expenditures.  Neither Company shall make any capital expenditures in an aggregate amount in excess of $20,000, except only in accordance with valid contracts that bind and are enforceable against such Company immediately before the date hereof.

4.4.6                     Assets.  Each Company shall maintain all of its tangible assets in good condition and repair, normal wear and tear excepted, and in accordance with all applicable laws, rules and regulations, as is reasonable in the ordinary course of business and consistent with past practice.

4.4.7                     No Asset Transfer.  Other than in the ordinary course of business consistent with past practice, neither Company shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its property or assets.

4.4.8                     No Business Acquisition.  Neither Company shall acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise.

4.4.9                     Accounting.  Each Company shall consistently apply accounting principles, policies, practices or methods consistent with its past practice and shall not change such accounting principles, policies, practices or methods.

4.4.10              Contracts.  Neither Company shall enter into or amend any written or oral supply, inventory, purchase, franchise, license, sales agency, distribution, advertising, credit, loan or other contract or lease or any written or oral promissory note, debenture, indenture or understanding, except in the ordinary course of business and consistent with its past practice.

4.4.11              Obligations.  Each Company shall pay its debts when due and pay or perform all other obligations when due, in each case as is reasonable in the ordinary course of business and as will not materially adversely affect Buyer or the Assets.

4.4.12              Tax Matters.  Each Company shall file when due all Tax and information returns for all Tax periods ending on or before the Closing Date and shall pay or cause to be paid when due all Taxes relating to such returns.  No Seller shall make or change any material election with respect to Taxes, file an amended Tax or information return or claim for refund of Taxes, adopt or change any accounting method with respect to Taxes, enter into any agreement with respect to Taxes with any governmental authority, settle any claim or assessment with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes for any Tax period ending before or including the Closing Date.

4.4.13              Intellectual Property.  Other than in the ordinary course of business and consistent with past practice, neither Company shall sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber any Intellectual Property in any manner or assert or threaten to assert any rights with respect to Intellectual Property against any third party.

4.4.14              Litigation.  Neither Company shall commence or settle any litigation, arbitration, action, proceeding or claim, other than claims arising under this Agreement.

4.4.15              Commitments.  No Seller shall authorize, enter into or adopt any plan, arrangement, commitment or agreement to do any of the foregoing.

4.5                               Buyer’s Investigation.

4.5.1                     Entry and Inspection.  Sellers shall make available to Buyer and its officers, employees, attorneys, accountants and other authorized representatives reasonable access during regular business hours to all of the Assets and related properties, operations, books and financial records, contracts, commitments and purchasing, sales, production and maintenance records, will permit Buyer and such representatives to enter any real property occupied by either Company, will make themselves and each Company’s employees, agents, contractors, consultants, auditors and counsel available to Buyer and such representatives so that Buyer may make such inquiries as Buyer may deem appropriate, and will furnish Buyer with all information concerning the assets, operations, affairs and businesses of the Companies as is required hereby or as Buyer may reasonably request.

4.5.2                     No Waiver.  Subject to section 4.22, but otherwise notwithstanding anything in this Agreement to the contrary, no inquiry or investigation by or on behalf of Buyer shall constitute a waiver of, negate, abrogate or otherwise affect the validity of any representation, warranty, covenant or agreement of Sellers in, pursuant to or in connection with this Agreement or modify or affect any of Sellers’ obligations or Buyer’s rights herein or hereunder in the event of any breach of any such representation, warranty, covenant or agreement.

4.6                               Further Assurances.  From and after the Closing, Sellers shall cooperate with Buyer, at Buyer’s request and without further consideration:  (a) to execute, deliver, record and publish as Buyer considers appropriate such other certificates, instruments and documents of sale, assignment, transfer and conveyance of the Assets, and take such other action, as Buyer may reasonably request more effectively to convey, assign, sell and transfer to or vest in Buyer, and to put Buyer in possession of, any and all of the Assets; (b) in the case of Assigned Contracts, if any, that have not at the Closing Date been transferred effectively due to the lack of consents of third parties, to continue to endeavor to obtain such consents promptly and, if any such consents are not obtainable, to provide Buyer with the benefit thereof in some other reasonable manner, provided that Sellers shall not be required by this clause (b) to incur expense or provide other extraordinary concessions; (c) to assist Buyer in connection with any actions, proceedings or arrangements or disputes relating to ownership of and other rights in the Assets; (d) fully to inform Buyer, promptly on request at any time at or after the Closing, of all trade secrets, confidential information, technology, know-how and other Intellectual Property included in the Assets; (e) to assist Buyer in connection with valuation and accounting matters relating to the Companies or the Assets; and (f) otherwise to assist Buyer in effecting an orderly transition of ownership and operation of the businesses of the Companies as contemplated hereby.  The parties shall each do or perform such further acts and things and execute and deliver such further certificates, instruments and other documents as may be reasonably necessary and proper to implement the intent of the parties as expressed in this Agreement.

4.7                               Proceedings.  Each party shall promptly inform the other of the happening of any event that may be or result in a Material Adverse Effect or the making of any threat or claim or the commencement of any investigation, litigation, arbitration, action or proceeding against or affecting any Seller, the business or the operations of either Company, the Assets or any of the transactions contemplated hereby.

4.8                               Employees.  From and after the Closing Date, Buyer shall not assume any obligation or liability of any nature whatsoever with respect to any employee of either Company or any consultant engaged to render services to either Company except only as is expressly provided below in this section 4.8; and Sellers shall deliver the Assets to Buyer free and clear of any and all such obligations, liabilities and duties.  Notwithstanding the foregoing, during the period from the date hereof to the date that is thirty-days after the Closing Date, Buyer shall be permitted to interview the Persons employed or engaged by each Company, and Buyer shall offer employment, to commence immediately after the Closing, to each employee of AS immediately before the Closing on terms and conditions satisfactory to Buyer and without regard to the terms and conditions of employment established by AS before the Closing Date; provided that, (a) for each employee listed on Schedule 3.1.7, the compensation and other terms initially shall be as stated on Schedule 3.1.7 for such employee, (b) for each employee of AS not listed on Schedule 3.1.7, the compensation initially shall be at a rate no less than the rate of compensation paid by AS to such employee immediately before the Closing, and (c) Buyer may, but shall have no obligation to, hire or engage, or offer to hire or engage, any consultant engaged to render services to either Company or any employee of ASAS.

4.9                               Sales Tax.  Sellers shall be solely responsible for and shall pay when due, to the appropriate governmental authority or authorities, all sales, use, personal property, excise and transaction Taxes and levies, if any, arising from the sale of any and all of the Assets hereunder.

4.10                        Prorations.  Expenses normal to the operation and maintenance of the businesses of the Companies and listed or described on Schedule 4.10 shall be prorated as of 11:59 p.m., Pacific Time, on the Closing Date on the basis of a 365-day year.  If any such proration cannot be calculated accurately at such time on the Closing Date, the same shall be calculated within thirty days after the Closing Date and either party owing the other a sum of money based on such subsequent proration shall promptly pay said sum to the other party.

4.11                        Expenses.  Each party shall pay all costs, expenses and fees of such party’s own attorneys, accountants, auditors and other advisers and consultants incurred in negotiating the terms and conditions of this Agreement, making any investigation in connection herewith, preparing and executing this Agreement and any certificates, instruments and documents necessary in connection herewith and consummating the transactions contemplated hereby.

4.12                        Risk of Loss.  Risk of loss, damage or destruction of any of the Assets shall be borne by Sellers until the Closing and delivery of possession thereof to Buyer as contemplated hereby.

4.13                        Casualty and Condemnation.  If, before the Closing, any of the Assets are destroyed or damaged or condemnation proceedings are commenced against any of the Assets:  (a) if such destruction, damage or condemnation constitutes or causes a Material Adverse Effect, Buyer shall have the right, exercisable by notice to Sellers within ten days after receiving actual notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which event neither any Seller nor Buyer shall have any further rights or obligations hereunder, except as provided in section 3.3.3; and (b) if such destruction, damage or condemnation does not constitute or cause a Material Adverse Effect, the Purchase Price payable at the Closing shall be reduced by an amount equal to the reasonable cost of repairing or replacing the damaged, destroyed or condemned Assets.

4.14                        Brokers and Finders.  Buyer represents and warrants to Sellers that it has not had any contact or dealings regarding the Assets or any sale of the assets or business of either Company, or any business combination involving either Company, or communications in connection with the subject matter of this Agreement, with or through any broker or finder.  Sellers represent and warrant to Buyer that no Seller has had any contact or dealings regarding any of the Assets or any sale of the assets or business of either Company, or any business combination involving either Company, or communications in connection with the subject matter of this Agreement, with or through any broker or finder.  If any such broker or finder perfects a claim for any commission or fee based on any such contact, dealings or communications, the party through whom or by whose authority such broker or finder makes such claim shall be responsible for such commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending the same.

4.15                        No Solicitation.  From and after the date hereof, no Seller shall, or shall suffer or permit any employee, agent or representative of any Seller to, contact, or commence or continue negotiations with, or otherwise discuss with, any other Person or party any merger, consolidation or business combination, issuance or sale of membership or economic interests, joint venture, strategic alliance outside the ordinary course of business, or sale or other disposition of any of either Company’s assets outside the ordinary course of business.  If any Seller is contacted by a third party regarding any such transaction on or before the Closing Date, Sellers shall immediately inform Buyer in writing of the proposed terms and conditions of such transaction and furnish to Buyer any documents and materials provided by such third party to any of the Sellers (or any of their respective representatives, advisers or counsel).

4.16                        No Competition.  During the period from the date hereof to the fifth anniversary of the Closing Date, no Seller shall directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange), or owner or principal of or with, any Person engaged in the business of developing, designing, marketing, distributing or selling truss plates, or computer software, products and systems associated therewith, for the building construction industry, that is competitive with any business conducted by either Company before the Closing or with any such business as conducted by Buyer from and after the Closing, in any state or other jurisdiction where either Company shall have conducted any such business or where any customer or specifier of either Company is located on or before the Closing Date, or in any state of the United States or Mexico or province of Canada where Buyer contemplates conducting or conducts any such business after the Closing Date, or directly or indirectly take or permit any action in preparation for doing any of the foregoing.

4.17                        Confidential Matter.

4.17.1              Confidentiality Covenant.  Sellers acknowledge and agree that, from and after the Closing, Sellers shall regard and protect as trade secrets owned by Buyer or its Affiliates all Confidential Matter, all of which is included in the Assets.  For this purpose, “Confidential Matter” means and includes any and all of the following owned by any Seller and directly or indirectly relating to the business of either Company immediately before the Closing:  financial and operating data and other proprietary and confidential information; equipment; devices; patterns; electronically recordable data or concepts; computer programs, Software and hardware; Software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; formulations; chemical compositions; know-how; methodologies; methods; processes; technical data; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and Sellers’ assessment thereof) of either Company’s existing and potential clients, customers, specifiers, distributors, dealers and representatives; customer and specifier correspondence; customer and specifier purchasing and specification histories; marketing data and methods; marketing materials; competitive analyses; information regarding promotional activities; business and product plans; operating practices and related data and information; costs of materials; prices each Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; manufacturing methods; tooling; product performance information; quality control procedures and information; manufacturing or field operating processes or procedures; manufacturing and sales costs; information regarding the financial condition of either Company; compensation paid to each Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding each Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed on the basis of or using any Confidential Matter.  Nevertheless, “Confidential Matter” excludes any of the foregoing that is now publicly known or hereafter becomes publicly known without any breach by any Seller of any obligation of confidentiality, that an authorized executive officer of Buyer authorizes for public dissemination, or that is learned or obtained from sources having no duty of confidentiality to any Seller or Buyer or any of their respective Affiliates.  Sellers represent, warrant and agree that they will not at any time, directly or indirectly, use or permit others to use, or disclose or communicate to any Person, any Confidential Matter, without the prior written consent of an executive officer of Buyer in the particular case, except only for the exclusive benefit of Buyer.

If any Seller is required by law to disclose any Confidential Matter, Sellers shall immediately notify Buyer thereof, so that Buyer may seek an appropriate protective order or other remedy or waive compliance with this section 4.17.1 with respect to such Confidential Matter, and Sellers shall cooperate with Buyer to obtain such protective order.  If Buyer is unable to obtain such protective order or other remedy or Buyer so waives compliance, Sellers shall furnish only such specific Confidential Matter as is legally required to be disclosed.

4.17.2              Property.  Subject to section 4.21 and other records that Sellers are required by law to retain, Sellers shall not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for the use of any of them or the use of any Person other than Buyer and its Affiliates, and Sellers will deliver to Buyer at the Closing, and immediately on request thereafter, all tangible property that is or embodies any of the Confidential Matter, whether prepared or developed by or with the assistance of any Seller or otherwise coming into any Seller’s possession, control or knowledge.  Notwithstanding the foregoing, but without limiting obligations under section 4.21, after the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices such records of Sellers as Sellers shall have delivered to Buyer, and Buyer shall provide Sellers reasonable access thereto, during normal business hours and on reasonable notice, to enable them to prepare financial statements or Tax or information returns or deal with Tax audits.

4.17.3              Nondisclosure to Buyer.  Sellers further represent, warrant and agree that they have not disclosed to Buyer or any of its Affiliates and will not disclose to Buyer or any of its Affiliates any trade secrets or other proprietary or confidential information that may not lawfully be so disclosed by Sellers, by virtue of the ownership of the same by another Person or otherwise.

4.18                        Injunctive Relief.  Sellers acknowledge and agree that the failure of any of them to perform any of their covenants in section 4.15, 4.16 or 4.17 would cause irreparable injury to Buyer and its Affiliates and cause damages to Buyer and its Affiliates that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, Sellers consent to the entry of an injunction or other order to restrain any breach or to require specific performance of section 4.15, 4.16 or 4.17, without any necessity to post any bond or provide any security in connection therewith.

4.19                        Trademarks; Name Change.  From and after the Closing Date, neither Company shall use, for any purpose whatsoever, any Trademark or any abbreviation, derivative or variation of any Trademark, and in connection therewith Sellers shall, within five days from the Closing Date, cause each Company to change its name to a name that is not the same as or similar to “Automatic Stamping” and does not contain either of those words.

4.20                        Records Retention.  Not later than the Closing Date, Sellers shall deliver to Buyer all original accounting books and records relating to the businesses of the Companies for the period before the Closing Date.  For a period of seven years from the Closing Date, or for such longer period as may be required by law, Buyer shall retain such books and records that are so delivered by Sellers.  So long as such books and records are retained by Buyer pursuant to this Agreement, Sellers shall have the right to inspect and make copies (at their own expense) of such books and records, on reasonable request during normal business hours.  Buyer shall have the right to have its representatives present during any such inspection.

4.21                        Notice of Developments.  Sellers may elect at any time before the Closing to notify Buyer of any development causing a breach of any of Sellers’ representations and warranties in section 5.1.  Unless Buyer has the right to terminate this Agreement pursuant to section 3.3.1 by reason of the development and exercises that right before the Closing, the notice pursuant to this section 4.22 will be deemed to have amended the applicable Schedule or Schedules (if it specifies the Schedule or Schedules to be so amended), to have qualified the applicable representations and warranties in section 5.1 and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

4.22                        Continued Software Development.  Buyer shall, for a period of at least one year from and after the Closing, continue to maintain and develop the Freedom Software included in the Assets to be purchased from ASAS, including expending at least $500,000 for that purpose.

4.23                        Return of 1980s Orientation Station.  At such time as Buyer determines that Buyer no longer needs to retain the 1980s Orientation Station in connection with Buyer’s conduct after the Closing of the businesses purchased hereunder from the Companies, Buyer shall promptly notify AS of that fact.  If, at any time thereafter, Black notifies Buyer that AS desires the return of the 1980s Orientation Station, Buyer shall, without consideration, promptly transfer and assign the 1980s Orientation Station to AS or to such other Person as Black may specify in such notice and arrange for the delivery of the 1980s Orientation Station by such means and to such location as Black may specify in such notice; provided that AS and Black shall, on demand, pay or reimburse Buyer for all costs of packaging and delivery of the 1980s Orientation Station in accordance with such notice.

5.                                      Representations and Warranties.

5.1                               Of Sellers.  Sellers, jointly and severally, represent and warrant to and agree with Buyer, as follows:

5.1.1                     Organization.  Each Company is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of North Carolina.  Each Company has the requisite limited liability company power and authority to own or lease, and operate, its properties and to carry on its business as it is now being conducted.  Each

Company is qualified to conduct business and is in good standing as a foreign limited liability company in each jurisdiction where, by virtue of its business conducted therein, it is required to be so qualified, except where the failure to be so qualified will not have a Material Adverse Effect.  The copies of the articles of organization, operating agreement and other charter documents of each Company heretofore delivered by Sellers to Buyer are true and complete copies thereof as in effect on the date hereof.  Black is the sole manager and member of each Company, and no minutes of meetings, written consents or the like have been created or maintained by either Company except those heretofore provided by Sellers to Buyer.

5.1.2                     Capitalization.  Black owns of record and beneficially all membership and economic interests issued by each Company, all of which were duly and validly issued and are outstanding, fully paid, non-assessable and free of preemptive and similar rights.  No other membership or economic interests or other securities of either Company are authorized, have been issued or are outstanding.

5.1.3                     Options, Warrants, Convertible Securities, etc.  No membership or economic interests or other securities of either Company are or are required to be reserved for issuance for any purpose.  Except for the operating agreement of each Company, to which Black is the only party, no Seller is a party to any voting agreement, voting trust, members’ agreement or other agreement or arrangement (other than the Confidentiality Agreement dated October 20, 2011, between the Companies and Buyer (the “Confidentiality Agreement”), that might affect or involve any of such membership or economic interests or other securities, the ownership thereof or any rights or obligations appurtenant thereto.  Neither Company has any agreement, commitment or obligation, whatsoever, to repurchase, redeem or otherwise acquire any membership or economic interests or other securities.  There are no outstanding options, rights, warrants, convertible securities, commitments or agreements calling for the issuance or the transfer, sale or disposition by any Person of any membership or economic interests or other securities of either Company or of any securities convertible into or exchangeable for any thereof.  No Seller has adopted or become a party to any plan, contract, agreement or commitment for the sale, transfer, assignment, distribution or issuance of any interest in either Company or its business or any of its assets to any Person (other than as provided herein).

5.1.4                     No Subsidiaries.  Neither Company has any subsidiaries or owns of record or beneficially any interest in, or capital stock or other equity securities issued by, any Person.

5.1.5                     Management.  The managers and officers of the Companies are as follows:

AS:

William H. Black, Jr.	Manager and President
April C. Black	Secretary
Kristie A. Wilhelmi	Vice President

ASAS:

William H. Black, Jr.	Manager and President
April C. Black	Secretary
Kristie A. Wilhelmi	Vice President

No other Person is now, or has been appointed or elected to be, a manager or officer of either Company.

5.1.6                     No Restriction on Transaction.  Except as set forth in Schedule 5.1.6, neither any Seller nor any of the properties, business or operations of either Company is subject to any mortgage, pledge, hypothecation, lien, claim, charge, encumbrance or security interest (each, a “Lien”), or any charter provision, bylaw, indenture, lease, agreement, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree, or any other restriction, that could interfere with consummation of the transactions contemplated by this Agreement or with the conduct by either Company of its business and operations hereafter or, to Sellers’ Knowledge (as that term is defined in section 13), the conduct of its business by Buyer from and after the Closing in substantially the same manner in which such business shall have been conducted by such Company before the Closing.  No Seller is required to submit or file any notice, report or other filing with any governmental authority in connection with the execution, delivery, performance or consummation of this Agreement, and no waiver, consent, approval or authorization of any governmental authority is required to be obtained by any Seller in connection with the Sellers’ execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, except for such notices, reports, filings waivers, consents, approvals or authorizations that, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.  This Agreement has been duly authorized by, and has been duly executed and delivered by or on behalf of, each Seller and is the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

5.1.7                     No Conflicts.  Except as set forth in Schedule 5.1.7, the execution and delivery by each Seller of this Agreement, the performance by each Seller of such Seller’s respective obligations hereunder and such Seller’s performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any of the Assets pursuant to, give any third party any right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any Person or any court or administrative or governmental body or agency pursuant to, any agreement, license, permit, indenture, promissory note, lease, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which any Seller or any of the Assets is a party, is subject or is bound.

5.1.8                     Financial Statements.  Sellers have furnished to Buyer each Company’s financial statements, consisting of (a) balance sheets as of December 31, 2008, 2009 and 2010, and the related statements of income for the years then ended, and (b) the balance sheet of each Company (each an “Interim Balance Sheet”) as of October 31, 2011 (the “Interim Balance Sheet Date”), and the related statement of income for the ten-month period then ended, together with a general ledger as of the Interim Balance Sheet Date.  All such financial statements are complete and correct in all material respects and fairly present the financial position and results of operations of the respective Company for the periods indicated, on a federal income tax basis reflecting use of the accrual method of accounting consistently applied (“Federal Income Tax Accounting”) throughout such periods, except to the extent disclosed in such financial statements, including the notes thereto.  At the respective dates of such financial statements, there were no material liabilities of either Company (absolute, contingent, accrued or otherwise) which, in accordance with Federal Income Tax Accounting, should have been shown or reflected therein or in the notes thereto, and which are not shown or reflected therein.

5.1.9                     Absence of Changes.  Since the Interim Balance Sheet Date, except as set forth in Schedule 5.1.9:  (a) each Company has conducted its business in all material respects in the ordinary and usual course of business consistent with past practice; (b) neither Company has incurred any liabilities (absolute, accrued, contingent or otherwise), except (1) liabilities incurred in the ordinary course of its business consistent with past practice that would not, individually or in the aggregate, have a Material Adverse Effect, or (2) liabilities permitted by section 4.4; and (c) there has not been any (1) change in the assets or liabilities or condition (financial or other) of either Company from that set forth in its Interim Balance Sheet, except changes in the ordinary course of business, none of which has a Material Adverse Effect, (2) development or combination of developments particular to the Companies that, individually or in the aggregate, has had or is reasonably expect to have a Material Adverse Effect, (3) damage, destruction or loss materially and adversely affecting either Company or its business or any of the Assets, whether covered by insurance or not, (4) significant increase in the compensation paid or payable to any manager or employee of either Company, including any direct or indirect form of payment made to or with respect to any manager or employee, (5) execution, adoption or amendment of any agreement or arrangement relating to severance or any benefit plan or any employment or consulting agreement relating to either Company or any of its managers, members or employees, (6) change in either Company’s accounting principles, policies, practices or methods, (7) transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties of either Company outside the ordinary course of business; or (8) plan, arrangement, agreement or commitment adopted or entered into with respect to any of the foregoing.

5.1.10              Books of Account.  All books of account of each Company are complete and correct in all material respects and have been made available to Buyer.  All monies due or to become due from or to or owing by, and all known liabilities (absolute, contingent, accrued or otherwise) of, each Company by reason of any transaction, matter, cause or thing that, in accordance with Federal Income Tax Accounting should be entered in such books of account, have been correctly and completely entered therein in all material respects.

5.1.11              Validity of Contracts.  Each Assigned Contract is a legal, valid, binding and subsisting agreement of each Company that is a party thereto and each other party thereto, enforceable against each other party thereto in accordance with its terms, subject to applicable limitations on the enforcement of creditor rights generally, subject to the effect of general principles of equity, and subject to possible exceptions as to particular terms provided that such exceptions in the aggregate are not reasonably expected to result in a Material Adverse Effect.  No party to any contractual arrangements with either Company (including such Company) is not in compliance with or is in default (without regard to any requirement of notice or grace period or both) in the observance or performance of any term, condition or provision of any such contractual arrangement relating to or affecting either Company, its business or the Assets in any manner that now or is reasonably expected to have a Material Adverse Effect.  Schedule 5.1.11 accurately and completely lists and describes all executory contracts to which either Company is a party or by which either Company is bound, none of which is an Assigned Contract and each of which either involves an amount in excess of $5,000 or requires (as stated in Schedule 5.1.11) the consent or waiver of any party in connection with the transactions contemplated hereby.  No such contract contains any requirement with which there is a reasonable likelihood that either Company will be unable to comply, where such failure to comply is likely to have a Material Adverse Effect.  Except for the Assigned Contracts and the contracts listed and described on Schedule 5.1.11, neither Company has, is a party to or is bound by any executory written or oral:

(a)                                 agreement, contract or commitment with any present or former employee or consultant or for the employment or engagement of any Person, including any consultant;

(b)                                 agreement, contract or commitment for the future purchase of or payment for supplies or products, or for the future performance of services by a third party that supplies products or services, involving in any one case $5,000 or more, other than routine purchase orders in the ordinary course of business;

(c)                                  agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $5,000 or more, other than routine purchase orders in the ordinary course of business;

(d)                                 agreement, contract or commitment, other than of a type described in the preceding clause (b) or (c), continuing over a period of more than six months from the date hereof or exceeding $5,000 in value;

(e)                                  distribution, dealer, representative or sales agency agreement, contract or commitment;

(f)                                   lease under which either Company is either lessor or lessee;

(g)                                  note, debenture, bond, equipment trust agreement, letter of credit agreement, credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guaranty, pledge or undertaking of the indebtedness of any other Person, except as shall be terminated and paid and discharged in full at or before the Closing;

(h)                                 agreement, contract or commitment for any charitable or political contribution;

(i)                                     commitment or agreement for any capital expenditure or leasehold improvement in excess of $5,000;

(j)                                    agreement, contract or commitment limiting or restraining either Company or any successor thereto from engaging or competing in any manner or in any business,

(k)                                 license, franchise, distributorship or other agreement that relates as a whole or in part to any Intellectual Property; or

(l)                                     agreement, contract or commitment not made in the ordinary course of business.

5.1.12              Properties.

(a)                                 Schedule 5.1.12(a) contains a complete and accurate list and description, as of a date specified therein that is not more than twenty days before the Closing Date, of all Inventory and Equipment, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying by item or by group of the same type of item the aggregate cost or original value and the net book value as of the Interim Balance Sheet Date, and with respect to any leased property as to which either Company is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease.  Except as stated on Schedule 5.1.12(a), the Inventory, whether held for sale or held for demonstration or as samples, is in good and merchantable condition and currently of a usable and saleable quality, and fit for the purpose for which it is intended.  Except as stated on Schedule 5.1.12(a), all Equipment (other than the 1980s Orientation Station) is in good operating condition and repair, normal wear and tear excepted, and in compliance with all applicable laws and regulations, except for any noncompliance which does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.  The use and operation by each Company of its assets are in compliance with all applicable local, state and federal codes, statutes, laws and regulations, except for any noncompliance that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Schedule 5.1.12(b) contains a complete and accurate list and description of all real property and interests in real property owned, leased or otherwise held by either Company or on which any of its assets are located, specifying which are owned and which are leased and, (1) with respect to the owned property, in any, specifying its cost or original value and the net book value as of the Interim Balance Sheet Date, and reconciling the aggregate value of the assets in such category to the amount of such category on its balance sheet as of the Interim Balance Sheet Date, and (2) with respect to the leased property, specifying the identity of the lessor, the rental rate, increases in the rent, the amount of operating expenses paid by either Company as tenant, the unexpired term of the lease, and any renewal option.  All leases listed on Schedule 5.1.12(b) are in full force and effect and binding on the parties thereto and neither a Company nor any other party to any such lease is in breach of any of the material provisions thereof.  To Sellers’ Knowledge, the lessor’s interest in each such lease has not been assigned to any third party nor has any such interest been made subject to any Lien, and neither Company has assigned any such lease or sublet all or any part of the property that is the subject of any such lease.  To Sellers’ Knowledge, there are no material physical, design or mechanical defects existing in any building or improvements located on any property owned by or leased from or to either Company, and each such building or improvement is in good condition and repair, reasonable wear and tear excepted.  No Seller has received written notice that any such building or improvement is in violation of any applicable law, and, to Sellers’ Knowledge, each of such buildings and improvements is in compliance with all applicable laws, except for any noncompliance that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Schedule 5.1.12(c) accurately lists all Accounts as of a date specified therein that is not more than twenty days before the Closing Date.  All Accounts have arisen or accrued in the ordinary course of business, and at the Closing Date either will have been collected or will represent legal, valid and binding obligations due to the Companies.  At the Closing Date, none of the Accounts will be subject to offset or counterclaim, and all of the Accounts will, to Sellers’ Knowledge, be collectible in the ordinary course of business in the full recorded amounts thereof (except for any thereof for which, in accordance with Federal Income Tax Accounting, reserves are established on the applicable Company’s Interim Balance Sheet and except that Sellers make no representation or warranty herein regarding the collectability of the Keymark Receivables).  Neither Company has any account or note receivable or other debt or liability owed by to it by Black.

(d)                                 The Companies have all requisite power, capacity and authority to own and hold, and have good and marketable indefeasible title to, all of the Assets, which are all of the assets and properties used or useful in or in connection with their businesses, subject to no Lien, excepting only such as will be discharged or released on or before the Closing Date.

(e)                                  At the Closing, Buyer will acquire good and valid title to all of the Assets, subject to no Lien other than a Lien for ad valorem taxes not yet due and payable.

(f)                                   No condemnation proceeding or eminent domain proceeding of any kind is pending or, to Sellers’ Knowledge, contemplated or threatened, against any of the Assets, including any real property that is owned by either Company or that is the subject of any of the leases identified in Schedule 5.1.12(b).

(g)                                  To Sellers’ Knowledge, no permit, license or certificate pertaining to the ownership or operation of any of the Assets, other than those that are transferable therewith, those to which section 3.1.5 refers and those that are listed on Schedule 5.1.12(g), are required of either Company by any governmental agency or authority having jurisdiction over any of the Assets or the business or operations of either Company.

(h)                                 Except as stated on Schedule 5.1.12(h), each Company has obtained all licenses, permits, easements and rights of way required from all governmental authorities having jurisdiction over such Company or any of the Assets or from private parties, for the normal use and operation of the Assets and the businesses of the Companies.

(i)                                     Except as set forth in Schedule 5.1.12(b), neither Company is a party to any contract, agreement or commitment for any additions, repairs or improvements to any of the Assets for which payment has not been made in full.

5.1.13              Intellectual Property.

(a)                                 Subject to section 5.1.13(f), Schedule 5.1.13 sets forth a complete and correct list and description of all of the following Intellectual Property that is owned by any Seller:  (1) Patents, including the Patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof; (2) Trademarks, including for each registered Trademark or application for registration of a Trademark, the registration number or application serial number, by country, province and state, the class of goods covered, the nature of the goods or services, as well as a list of all common law

Trademarks used by either Company, including a list of applicable jurisdictions; (3) Copyrights, including for each registered Copyright or application for registration of a Copyright, the number and date of such registration or application by country, province and state, as well as a list of all Copyrights related to the Software for which an application has not been filed; (4) domain names and uniform resource locators, including the registration date, any renewal date and name of registry; (5) proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or comparable authority anywhere in the world) related to the Intellectual Property to which any of the preceding clauses (1) through (4) refers; (6) all Software, including title and most current version and release number, together with all third-party software or other technology components that are incorporated in, provided with or otherwise necessary to develop, use, exploit, support or maintain any of the Software, excluding mass-market, off-the-shelf, commercially available software programs; and (7) all licenses, sublicenses and contracts related thereto.  Sellers have fully disclosed to Buyer all material information regarding the Intellectual Property.  Except as otherwise stated in Schedule 5.1.13, each item of Intellectual Property to which any of the preceding clauses (1) through (4) refers, if any, is valid, enforceable, subsisting and in full force and effect and has been duly prosecuted, registered and maintained by the Companies in each jurisdiction listed.  No pending application for a Patent or for registration of a Trademark, if any, has been rejected, suspended, made a subject of an office action or other challenge by the agency with which such application has been filed or by any third party, except as disclosed in Schedule 5.1.13.  Except as otherwise stated in Schedule 5.1.13, (1) no Patent has been claimed or adjudicated to be invalid or unenforceable as a whole or in part, (2) no Trademark has been the subject of any claim of abandonment or otherwise challenged as invalid, (3) no Copyright has been invalidated or alleged to be in the public domain, (4) no Patent (including any Patent registration) is subject to any Tax, maintenance fee or renewal fee due before June 30, 2012, which has not been paid, and (5) all Trademarks set forth in Schedule 5.1.13 have been used continuously by the Companies since adoption by the Companies.

(b)                                 Subject to section 5.1.13(f), the Companies own and have absolute and exclusive title to, all of the Intellectual Property, free and clear of any Lien, except as stated in Schedule 5.1.13 and except such as has become publicly available through no act or omission of any Seller.  Subject to section 5.1.13(f), no other Person has any claim of ownership, whether joint or individual, with respect to any of the Intellectual Property, except as set forth in Schedule 5.1.13.  None of the Intellectual Property is subject to or affected by any license or other agreement or arrangement affording any Person (other than the Companies) any right, title or interest whatsoever, except as set forth in Schedule 5.1.13.  Subject to section 5.1.13(f), no Person other than the Companies has ownership rights to improvements made by or for the Companies to any Intellectual Property, except as stated in Schedule 5.1.13.

(c)                                  Subject to and except as provided in section 5.1.13(f), and excluding mass-market, off-the-shelf, commercially available software programs, no license, consent or other authorization is required from any third party with respect to any Intellectual Property in connection with the transactions contemplated hereby or, if so required, each such license or consent has been obtained (or will be obtained in writing before the Closing) and is (or will be at the Closing) (1) valid and enforceable in accordance with its terms, (2) in full force and effect, (3) not the subject of any notice of termination or non-renewal, and (4) included in the Assets as an Assigned Contract.  There is no default or, to Sellers’ Knowledge, alleged or threatened default with respect to any such license, consent or authorization.  Subject to and except as provided in section 5.1.13(f), at the Closing, Buyer shall own or be licensed or otherwise possess legally enforceable rights to use any and all Intellectual Property used in or necessary to conduct the businesses of the Companies, as now conducted and as contemplated to be conducted, except as stated in Schedule 5.1.13.

(d)                                 The Companies have obtained and maintained (or will obtain before the Closing) a written agreement with each employee or contractor of the Companies (excluding Black, William W. Anderson, Kristie A. Wilhelmi and April C. Black) who has had any involvement of any kind in the creation, development or design of any of the Intellectual Property, which agreement assigns to one or both of the Companies all right, title and interest in and to such Intellectual Property, and each such written agreement is (or will be at the Closing) (1) valid and enforceable in accordance with its terms, (2) in full force and effect, and (3) included in the Assets as an Assigned Contract.  To the extent that any such Intellectual Property relates to registrations of Patents, Trademarks or Copyrights, to the maximum extent provided by, and in accordance with, applicable laws and regulations, the Companies have recorded each such assignment with the appropriate governmental authority.  No current or former employee or contractor of either Company, and no other Person, will, from and after consummation of the transactions contemplated hereby, own or have any right to use any of the Intellectual Property.

(e)                                  To Sellers’ Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any of the Intellectual Property.  To Sellers’ Knowledge, no Seller has received notice of any claim that any Seller, or any of the Intellectual Property, intangible property included in the Assets, activities of any of the Sellers, Assets, Equipment and Inventory, has infringed or violated any Person’s patent, copyright, right of authorship, trademark, service mark, proprietary right, trade secret, industrial design, intellectual property right or other rights or otherwise constituted unfair competition or unfair or deceptive trade practices, since the formation of AS on February 8, 2007, except as disclosed on Schedule 5.1.13.

(f)                                   Notwithstanding anything in this Asset Purchase Agreement to the contrary, Sellers, individually and severally, (i) make no representations or warranties concerning whether any of the Intellectual Property, intangible property, activities of any of the Sellers, Assets, Equipment and Inventory violate or infringe any Person’s patent, copyright, right of authorship, trademark, service mark, proprietary right, trade secret, industrial design, intellectual property right or other rights or otherwise constitute or have constituted unfair competition or unfair or deceptive trade practices, and (ii) shall have no liability, no obligation and no defense requirement (except to the extent (and only to the extent) provided in the last sentence of section 4.3.2) in connection with any violation or claim, and any Losses arising therefrom, that any of the Intellectual Property, intangible property, activities of any of the Sellers, Assets, Equipment, and Inventory violate or infringe, intentionally or unintentionally, actual or claimed, no matter the amount of Loss, character or source of such Losses, any Person’s patent, copyright, right of authorship, trademark, service mark, proprietary right, trade secret, industrial design, intellectual property right or other rights or otherwise constitute or have constituted unfair competition or unfair or deceptive trade practices, including all Losses suffered or incurred by Buyer, Parent or any of their customers, suppliers, owners or agents in connection with such violation or claim.  Buyer acknowledges that it has been provided access to and opportunity to inspect all of Sellers’ facilities and to question Sellers and their employees.

Buyer further acknowledges that it has had the opportunity to assess for itself all matters concerning the existence or non-existence, and impact or non-impact, of potential (or not potential) third-party claims of the type referenced in this section 5.1.13(f).

(g)                                  Each Company owns, absolutely and exclusively, free and clear of any Liens, all customer and specifier lists and customer and specifier licensing and purchasing histories relating to its current and former customers and specifiers (the “Customer Information”).  No Person other than the Companies possesses any claims or rights with respect to any of the Customer Information.

(h)                                 Subject to section 5.1.13(f), each Seller has taken reasonable steps to protect and preserve all trade secrets identified in writing by Sellers to Buyer as a trade secret of either Company.  To Sellers’ Knowledge, each item of information identified by Sellers in writing to Buyer as such a trade secret qualifies as a trade secret within the following definition:

“Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is a subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Subject to section 5.1.13(f), no Seller possesses or has used in the business of either Company any confidential information or trade secrets owned by any other Person, except in compliance with the terms and conditions of a written agreement between such Seller and the owner or owners of such trade secret or confidential information.  Sellers have furnished to Buyer a true and complete copy of each such written agreement, if any.

(i)                                     Each of the products conforms in all material respects to the specifications and Documentation therefor, all applicable contractual commitments and all express and implied warranties, and complies with applicable law.

5.1.14              Tax Matters.

(a)                                 Each Company has filed all Tax and information returns and reports required by law to be filed by such Company, including those with respect to receipts, revenues, income, profits, sales, use, personal property, transfer, goods and services, franchise, capital, value added, ad valorem, excise, unclaimed property, payroll, withholding, social security, and unemployment taxes and payments required under applicable workers’ compensation laws and regulations (“Taxes”).  All returns, reports, statements and certificates are proper, complete and accurate in all material respects, and all Taxes shown to be due and all additional levies, assessments and charges on either Company or on or measured by properties, assets, receipts, revenues, income, unclaimed property, sales or payroll of either Company have been paid and remitted.  Sellers have furnished to Buyer true and complete copies of the United States federal income or information Tax returns and all state and local income, sales (including all exemption certificates maintained by either Company), use, personal property, payroll, information or franchise Tax and information returns and all foreign income, value added or information Tax returns filed by either Company for its fiscal years ended on December 31,

2008, 2009 and 2010.  During such years, each Company (to the extent then in existence) has been classified for United States and North Carolina income tax purposes as an entity that is disregarded as being separate from Black as its sole owner, and the Company has furnished to Buyer true and complete copies of Schedule C to each of Black’s United States income tax returns for such years reflecting Company items.

(b)                                 Except as listed and described on Schedule 5.1.14, (1) no Seller has received any notice of assessment or proposed assessment of any United States, state, local or other Tax on or measured by income, receipts, revenues or sales, and, to Sellers’ Knowledge, there is no basis for any additional assessment of any such Tax, and (2) there are not pending or, to Sellers’ Knowledge, threatened, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters.  Neither Company has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(c)                                  Each Company has withheld and remitted, with respect to its employees, all federal and state income Taxes, including pursuant to the federal Insurance Contribution Act and the federal Unemployment Tax Act, required to be withheld and remitted.

(d)                                 Neither Company has been a member of any affiliated group filing a consolidated federal income Tax return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes and has no liability for the Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(e)                                  Each Company uses the accrual method of accounting for federal income Tax purposes.  Neither Company has agreed to or is required to make any adjustment pursuant to section 481(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), by reason of a change in accounting method, and to Sellers’ Knowledge, the Internal Revenue Service has not proposed any such adjustment or any change in any accounting method used by such Company.  Neither Company has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period before the Closing to a period following the Closing.

(f)                                   Schedule 5.1.14 sets forth whether each Company is engaged in business, has a permanent establishment (as defined in an applicable Tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax, in a jurisdiction other than the United States, and identifies each such jurisdiction.

(g)                                  Neither Company has any deferred compensation plan that is not in compliance with Tax Code section 409A or could give rise to imposition of any penalty on the recipient of such compensation pursuant to Tax Code section 409A.

5.1.15              Litigation.  Except as described in Schedule 5.1.15, which is complete and correct, no Seller is a party to any pending or has received any notice of any threatened, and to Sellers’ Knowledge there is no basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination is likely to have a Material Adverse Effect.

5.1.16              Employment Matters.  Except for the matters previously disclosed by Sellers to Buyer (none of which will have a Material Adverse Effect):  Each Company has complied and is complying with all applicable laws, orders, rules and regulations relating to labor, employment and employment practices.  No present or former employee or consultant of either Company has asserted any material claim directly or indirectly against such Company, its business or any Assets on account of or for (a) overtime pay, other than overtime pay for work done in the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) any material amount of vacation time off or pay in lieu of vacation time off, other than vacation time off (or pay in lieu thereof) earned in or with respect to the current fiscal year, or (d) any violation of any law, order, rule or regulation relating to minimum wages, maximum hours of work, pay equity or occupational health and safety.  No Person or party (including any governmental agency or authority of any kind) has asserted any claim, or to Sellers’ Knowledge has any basis for any action or proceeding, against any Seller under or arising out of any law, order, rule or regulation relating to discrimination in employment or employment practices.  No employee of or consultant to either Company has or will have any claim or right whatsoever against Buyer with respect to any matter or matters occurring during or arising out of such Person’s employment or engagement by such Company, whether or not Buyer employs or engages such Person after the Closing.  Neither Company is a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) of any of its employees.  Neither Company is involved in or, to Sellers’ Knowledge, threatened with any labor dispute, grievance or arbitration or union organizing activity (by it or any of its employees) involving any Person that may have performed any services for or on behalf of or for the benefit of either Company.

5.1.17              Contracts for Personal Services.  Schedule 5.1.17 contains a complete and accurate list and description of the names and titles of and current annual base salaries or hourly rates for all current employees of each Company, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such employee during the past three and current fiscal years and payable to each such employee in the future and the bonuses accrued for, and the vacation and severance benefits to which, each such employee is entitled.  Except as set forth in Schedule 5.1.17, neither Company is a party or subject to any contract, agreement or commitment, written or oral, for or relating to personal services rendered or to be rendered to such Company, and the Assets do not include, and after the Closing will not be affected by, any such contract, agreement or commitment.

5.1.18              Employee Benefit Plans and Arrangements.

(a)                                 Schedule 5.1.18 lists each written or oral bonus, deferred compensation, incentive compensation, equity purchase, equity option, equity appreciation right or other equity-based incentive, severance, change-in-control or termination pay, hospitalization or other medical or dental, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Company, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with either Company, is treated as a single employer under Tax Code section 414(b), (c) or (m), for the benefit of any current or former employee, independent contractor, member or manager of either Company or any ERISA Affiliate (the “Plans”).  Sellers have delivered to Buyer a true and complete copy of each Plan currently in effect (or for any Plan for which no copy exists, a complete and accurate written description of the provisions of such Plan as currently in effect), and, with respect to each Plan, if applicable, the three most recent annual reports, three most recent appraisals, three most recent actuarial reports, evidence of outstanding indebtedness and security agreements, records of payments on such indebtedness, contracts, summary plan description and all summaries of material modifications, most recent determination letter issued by the Internal Revenue Service, and the most recent application for any such determination submitted to the Internal Revenue Service for which a letter has not yet been issued.  None of the Plans promises or provides retiree medical or other retiree welfare benefits, except as required by applicable law.  Except as shown on Schedule 5.1.18, neither Company, and no ERISA Affiliate, maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA section 302, ERISA Title IV or Tax Code section 412, or any “multi-employer plan” as defined in ERISA section 3(37).  Except for amendments that are required for the Plans to meet the requirements of applicable law, Tax-qualified status under Tax Code section 401(a), if applicable, or Tax Code section 409A, if applicable, or applicable regulatory guidance, neither Company, and no ERISA Affiliate, has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, independent contractor, member or manager of either Company or any ERISA Affiliate.

(b)                                 Each Plan that is intended to be “qualified” within the meaning of Tax Code 401(a), if any, is so qualified.  Each such Plan has been, or at or before the Closing will be, terminated and neither the Companies nor Buyer will have any liability or obligation whatsoever with respect thereto from and after the Closing.

(c)                                  No amount payable under any of the Plans or any other contract, agreement or arrangement with respect to which either Company may have any liability could fail to be deductible for federal income Tax purposes by virtue of Tax Code section 162(m) or 280G.

(d)                                 Each Plan has been administered in compliance in all material respects with the requirements provided by any and all laws currently in effect and applicable to the Plan, including ERISA and the Tax Code if applicable.

(e)                                  With respect to each Plan:  (1) no prohibited transaction (as defined in ERISA section 406 or 407 or Tax Code section 4975) has occurred for which a statutory or administrative exemption is not available; and (2) no action or claim (other than any routine claim for benefits made in the ordinary course of administration of such Plan for which administrative review procedures of such Plan have not been exhausted) is pending or, to Sellers’ Knowledge, threatened or imminent against or with respect to such Plan, either Company, any ERISA Affiliate or any fiduciary (as defined in ERISA section 3(21)) of such Plan.

(f)                                   All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including summary plan descriptions, Forms 5500 and summary annual reports), if any, have been timely filed and furnished and are accurate.

(g)                                  All required contributions to each Plan for all periods ending on or before the Closing Date (including the period from the first day of the current plan year of such Plan to the Closing Date), if any, have been made.

(h)                                 All insurance premiums required for insurance coverage under each Plan, if any, have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to such Plan for plan years of such Plan ending on or before the Closing Date.

(i)                                     All expenses and liabilities relating to any Plan have been fully and properly accrued on the books and records of the appropriate Company and disclosed in accordance with Federal Income Tax Accounting.

5.1.19              Contracts for Purchase or Sale.  Neither Company is a party to or bound by any contract, agreement or commitment with any Person or party for the purchase of any properties or assets which requires that payment for such properties or assets shall be made whether or not delivery is ever made thereof.  Except for the Assigned Contracts and as disclosed in Schedule 5.1.19, neither Company is a party to or bound by any other contract, agreement or commitment for the purchase or for the sale of any properties or assets of any nature, except only for this Agreement and such as have been made in the ordinary course of business.

5.1.20              Insurance.  Schedule 5.1.20 contains a true and complete list and description of all insurance policies of which either Company is an owner or beneficiary, and a true and complete copy of each such insurance policy has been furnished to Buyer.

5.1.21              Compliance with Laws.  Subject to and except as provided in section 5.1.13(f), each Company has complied with all applicable statutes, laws, codes, ordinances, rules, regulations, judgments, orders and decrees, and neither Company is in violation of or in default under any thereof or in violation of any permit, franchise, license, authorization or consent issued or granted by any governmental authority, except for any noncompliance, violation or default that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.  To Sellers’ Knowledge, each Company has obtained all permits, franchises, licenses, authorizations and consents necessary for the conduct of its business, except such as do not have, and are not likely to have, individually or in the aggregate, a Material Adverse Effect.  No Seller is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any agreement, consent order or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any member or manager resolution at the request of, any governmental authority, which, individually or in the aggregate, is likely to have a Material Adverse Effect.  To Sellers’ Knowledge, no Seller has been advised orally or in writing that any governmental authority has proposed issuing or requesting any of the foregoing.  To Sellers’ Knowledge, since the Interim Balance Sheet Date, no statute, law, code, ordinance, rule, regulation, judgment, order or decree has been adopted or, to Sellers’ Knowledge, is pending before a legislative, administrative or judicial body or authority, or any non-governmental code agency, in any jurisdiction where either Company conducts business, which is likely to have a Material Adverse Effect.

5.1.22              Environmental Matters.

(a)                                 Each Company has complied and is presently in compliance with all United States, state, local and other laws, ordinances, codes, rules, regulations, permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to such Company relating to the public health, safety or protection of the environment (collectively, “Environmental Laws”), except for any noncompliance that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.  To Sellers’ Knowledge, no party has asserted that either Company has violated, or is in violation of, any Environmental Law.  Without limiting the generality of the foregoing:

(1)                                 Except as permitted under applicable Environmental Laws, including the Resource Conservation Recovery Act, 42 US §6901 et seq. (“RCRA”), neither Company has accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material, and neither Company has accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws other than any noncompliance that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.  As used in this Agreement, “Hazardous Material” means the substances (A) defined as “Hazardous Waste” in 40 CFR 261, and substances defined in any comparable statute or regulation of any state; (B) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (C) any substance required to be disposed of in a manner expressly prescribed by Environmental Laws.

(2)                                 Except as set forth on Schedule 5.1.22, during either Company’s ownership or leasing of its assets (including its interest as tenant under leases listed in Schedule 5.1.12(b)) (“Company Property”), and, to Sellers’ Knowledge, before either Company’s ownership or leasing of any Company Property, no Hazardous Material, other than that allowed under Environmental Laws, including RCRA, has been disposed of, or otherwise released, on any Company Property.

(3)                                 Except as set forth on Schedule 5.1.22, during either Company’s ownership or leasing of any Company Property and, to Sellers’ Knowledge, before either Company’s ownership or leasing of any Company Property, no Company Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, on or emanating from any of the Company Property or any real property now or previously owned or leased by either Company.  There are no pending, and to Sellers’ Knowledge no threatened, actions, proceedings or investigations by or with any governmental agency or any other Person involving remediation of any condition of the Company Property, including petroleum contamination, pursuant to any Environmental Law.

(4)                                 Except as allowed under Environmental Laws, neither Company has knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material to any site, location or facility.

(5)                                 Schedule 5.1.22 includes true and complete copies of:  (A) to Sellers’ Knowledge, all records, notifications, reports, permit or license applications, engineering or geologic studies, and environmental impact reports, tests or assessments that relate to or affect any of the Company Property and either (i) relate to the discharge or release by either Company of materials into the environment or the handling or transportation by either Company of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (ii) were filed with or submitted to any governmental agencies at any time since January 1, 2007, by either Company; and (B) all material notifications from such governmental agencies to either Company in response to or relating to any of such records, notifications, reports, permit or license applications, engineering or geologic studies, and environmental impact reports, tests or assessments.

(b)                                 Except as set forth in Schedule 5.1.22, to Sellers’ Knowledge, no underground storage tanks containing petroleum products or Hazardous Materials are currently or have been located on any Company Property or on any other real property previously leased or owned by either Company.  As to each such underground storage tank (“UST”) identified in Schedule 5.1.22, if any, Schedule 5.1.22 states (1) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether either Company currently owns or leases the property on which the UST is located, and (2) the date of installation and specific use or uses of the UST.  Sellers have provided to Buyer copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST, a copy of each notice to or from a governmental body or agency relating to the UST, other material records with regard to the UST, including repair records, financial assurance compliance records and records of ownership in any Seller’s custody, possession or control.  Except to the extent set forth in Schedule 5.1.22, each Company has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described in Schedule 5.1.22, except for any noncompliance that does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

5.1.23              Payables.  Schedule 5.1.23 contains a complete and accurate list of all accounts and debts payable of each Company as of a specified date not earlier than seven days before the date hereof and the respective amounts thereof, including late charges, penalties and interest thereon.  All of the accounts and debts payable of each Company shown on Schedule 5.1.23 were incurred in the ordinary course of business in arm’s length transactions.  Other than as set forth in Schedule 5.1.23, neither Company had at such specified date any account payable or debt in any amount, regardless of whether past due, now due or becoming due in the future.  Neither Company has any account or note payable or other debt or liability owed by it to Black.

5.1.24              Transactions with Affiliates.  To Sellers’ Knowledge, except as disclosed on Schedule 5.1.24, no member, manager, officer or employee of either Company, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a five percent or more ownership interest in any Person that is or was since January 1, 2009, a party to, or in any property which is or was since that date the subject of, any material contract, agreement or understanding, business arrangement or relationship with either Company.

5.1.25              Foreign Corrupt Practices Act Compliance.  No Seller and no Person on any Seller’s behalf has made any offer, gift, promise, loan, payment or other transfer of value to any governmental agency or official anywhere in the world, nor has any Seller or any Person on any Seller’s behalf received any offer, gift, promise, loan, payment or other transfer of value from any governmental agency or official anywhere in the world, nor has any such offer, gift, promise, loan, payment or other transfer of value been authorized by any Person, in each case if such offer, gift, promise, loan, payment or other transfer of value was not in compliance with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. sections 78dd-1 et seq.), as amended.

5.1.26              Anti-Money-Laundering Compliance.  No Seller and no Person for which any Seller has acted as an agent, representative, nominee or intermediary, and no Person that has acted as an agent, representative, nominee or intermediary for any Seller or any member, manager, officer or Affiliate of either Company is a suspected terrorist or terrorist organization (including any Person that is included on any so-called “watch list” maintained by any governmental agency of the United States (including the Central Intelligence Agency, the Department of the Treasury, the Federal Bureau of Investigation, the Internal Revenue Service, the Office of Foreign Assets Control and the Securities and Exchange Commission)) or a senior foreign political figure, an immediate family member of a senior foreign political figure or a close associate of a senior foreign political figure.  For this purpose, (a) a “senior foreign political figure” is a senior official in the executive, legislative, administrative, military or judicial branch of a foreign government (whether elected or not), a senior official of a major foreign political party, a senior executive of a foreign government-owned corporation, or a corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure, (b) the “immediate family of a senior foreign political figure” includes the figure’s parents, siblings, spouse, children and in-laws, and (c) a “close associate of a senior foreign political figure” is a Person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a Person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.  Neither Company obtained ownership of any of the Assets in a manner that was unlawful under any law, rule or regulation of the federal government of the United States.

5.1.27              Disclosure.  Subject to and except as provided in section 5.1.13(f), to Sellers’ Knowledge, there is no fact applicable to either Company that is likely to have a Material Adverse Effect that is not either disclosed in this Agreement (including the Exhibits or Schedules) or otherwise disclosed in writing by Sellers to Buyer, other than facts of general application to parties engaged in the Companies’ businesses or facts that are publicly available.

5.2                               Of Buyer.  Buyer represents and warrants to and agrees with Sellers, as follows:

5.2.1                     Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has full corporate power and authority to carry on its business as now conducted and to own its assets.

5.2.2                     No Restrictions on Transaction.  Buyer is not subject to any charter provision, bylaw, Lien, indenture, lease, agreement, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree, or any other restriction, that would interfere with consummation of the transactions contemplated by this Agreement.  No waiver, consent, approval or authorization of any governmental authority is required to be obtained by Buyer in connection with Buyer’s execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Buyer.  This Agreement is the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

5.2.3                     No Conflicts.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and its performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any of its properties pursuant to, give any third party the right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any Person or any court or administrative or governmental body or agency pursuant to, any agreement, license, permit, indenture, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which Buyer is a party, is subject or is bound.

5.2.4                     Litigation.  Buyer is not a party to any pending, or has received any notice of any threatened, or has any knowledge of any basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination could have a material adverse effect on Buyer’s execution, delivery or performance of this Agreement.

5.2.5                     Financial Condition.  Buyer’s financial condition is such that it will be able to perform Buyer’s obligations in this Agreement, including payment of the Purchase Price at the Closing and performance of the Assumed Liabilities from and after the Closing.

5.3                               Survival.  All representations, warranties and agreements in this Agreement shall survive any investigation made by or on behalf of any party.  All such representations, warranties and agreements shall also survive the consummation of the transactions contemplated by this Agreement;  provided that, except with respect to the Excepted Representations (defined below), such representations and warranties shall survive only until the later of the date (the “Expiration Date”) that is five hundred forty-seven (547) days following the Closing Date, and any claim for indemnification under section 4.3 for breach of any such representation or warranty (other than the Excepted Representations) must be filed in a court of competent jurisdiction on or before the Expiration Date or such claim shall be deemed forever barred and waived.  For this purpose, “Excepted Representations” means the representations and warranties in sections 5.1.1, 5.1.2, 5.1.3, 5.1.6, 5.1.13, 5.1.14, 5.1.22 5.1.25, 5.2.1, 5.2.2 and 5.2.3, which shall survive until the expiration of all statutes of limitation respectively applicable to the subject matter thereof.

6.                                      Time.  Time is of the essence of this Agreement.

7.                                      Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between or among the parties, written or oral, regarding the subject matter hereof; provided that the Confidentiality Agreement shall continue in effect until the Closing, when it shall expire and terminate, and the Confidentiality Agreement shall terminate only if and when the Closing occurs.

8.                                      Modification and Waiver.  Subject to section 4.21:  This Agreement may be amended or modified at any time only by a written instrument executed by Sellers and Buyer.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term, agreement, covenant, representation or warranty in this Agreement as a condition to such party’s obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such condition or of any breach of any other term, agreement, covenant, representation or warranty.

9.                                      Notices.  All notices, requests, waivers, approvals, consents, demands and other communications hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when delivered by facsimile, when delivered by a nationally recognized overnight delivery service, or when delivered by the United States Postal Service as first class mail, with all charges or postage prepaid, properly addressed, as follows:

If to any Seller, to:	With a copy to:

Automatic Stamping, LLC	Brooks, Pierce, McLendon, Humphrey & Leonard LLP
P.O. Box 585	2000 Renaissance Plaza
809Soundsice Road	230 North Elm St.
Edenton, NC 85716	Greensboro, NC 27401
Facsimile No.: 252-482-0399	Facsimile No.: 336-378-1001
Attention: William H. Black, Jr.	Attention: Mark Davidson, Esq.

If to Buyer, to:	With a copy to:

5956 W. Las Positas Boulevard	Shartsis Friese LLP
Pleasanton, CA 94588	One Maritime Plaza, 18th Floor
Facsimile No. 925-833-1496	San Francisco, California 94111
Attention: Chief Financial Officer	Facsimile No. 415-421-2922
Attention: Douglas L. Hammer, Esq.

Either party may change such party’s address for this purpose by notice hereunder to the other party.

10.                               Counterparts.  This Agreement may be executed in any number of counterparts, or by different parties in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.                               Successors and Assigns.  At no time, whether before, at or after the Closing, shall any Seller assign this Agreement or any rights hereunder or delegate any duties hereunder, without the prior consent of Buyer, and any attempted or purported assignment or delegation by any Seller without such consent shall be void.  Before or at the Closing, Buyer shall not assign this Agreement or any rights hereunder or delegate any duties hereunder, without the prior consent of Sellers, and any attempted or purported assignment or delegation by Buyer before or at the Closing without such consent shall be void.  Subject to the foregoing provisions of this section 11, this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, executors, administrators, successors and assigns.

12.                               Schedules and Exhibits.  All Schedules to which this Agreement refers are attached hereto or, on delivery thereof by Sellers to Buyer and acceptance thereof by Buyer, will be deemed to be attached hereto.  All Exhibits to which this Agreement refers are attached hereto.  All such Schedules and Exhibits, the financial statements furnished by Sellers to Buyer and the documents and instruments delivered at the Closing are expressly incorporated herein by reference and made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Schedules, Exhibits, financial statements, documents and instruments (whether or not such references include specific reference to such Schedules, Exhibits, financial statements, documents and instruments) shall be deemed to refer to and include all such Schedules, Exhibits, financial statements, documents and instruments.  Any breach of or default under any provision of any such Schedule, Exhibit, document or instrument, shall constitute a breach or default under this Agreement.

13.                               Construction.  The headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof.  References herein to “any Seller” and similar references include, as the context requires, respectively, any or all Sellers, who are sometimes collectively called a “party” herein.  Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, and each gender shall be deemed to include each other gender.  Except as otherwise stated, references herein to sections refer to sections of this Agreement.  For purposes of this Agreement:  (a) “Person” shall be deemed to include, in addition to natural person, corporation, partnership, joint venture, limited liability company, trust, proprietorship, association, firm or other entity or organization; (b) an “Affiliate” of, or Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified, and for this purpose “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; (c) “Sellers’ Knowledge” means the actual knowledge of any of Black, Kristie A. Wilhelmi and April C. Black after reasonable inquiry of the other employees of the Companies and of the individuals who have provided consulting services to either Company within six months preceding the Closing Date; and (d) each of the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

14.                               No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person other than Sellers, Buyer and Parent.

15.                               Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and this Agreement shall be construed and interpreted in accordance with, the laws of the State of North Carolina, without reference to conflict of laws principles.

16.                               Publicity.  Not later than four business days after the date hereof, Buyer shall issue a press release in substantially the form of Exhibit D.  Except as otherwise required by law, neither Buyer nor Sellers shall, or shall suffer or permit any Person to, issue any other public notice, press release or other publicity concerning the existence or any of the terms and conditions of this Agreement or any transaction contemplated hereby, except that this sentence shall not limit any party’s right to disclose this Agreement and its terms and conditions to such party’s accountants, attorneys and advisers who are informed in writing of such party’s obligation of confidentiality hereunder.  Notwithstanding any of the foregoing provisions to the contrary, Parent may issue any public notice, press release, report or other publicity concerning this Agreement, the terms and conditions hereof or any transaction contemplated hereby, and may attach a copy of this Agreement as an exhibit to any report filed with the Securities and Exchange Commission, as Parent believes in good faith may be required by or advisable under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, any other applicable law, rule or regulation or the rules of the New York Stock Exchange, Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

SELLERS:	BUYER:

Simpson Strong-Tie Company Inc.

William H. Black, Jr.
By:
Automatic Stamping, LLC	Karen Colonias
Chief Financial Officer

By:
William H. Black, Jr.
Manager

Automatic Stamping Auxiliary Services, LLC

By:
William H. Black, Jr.
Manager

EXHIBITS AND SCHEDULES ATTACHED:

Exhibit A	Form of Bill of Sale, Assignment and Assumption
Exhibit B	Form of Non-Competition and Confidentiality Agreement
Exhibit C	Form of Opinion of Counsel for Sellers
Exhibit D	Form of Press Release

Schedule 1.1.3(a)	Assigned Contracts
Schedule 1.2	Certain Excluded Assets
Schedule 3.1.4	Consents and Waivers
Schedule 3.1.7	Company Employees to Be Hired by Buyer and Terms of Employment
Schedule 4.10	Prorations
Schedule 5.1.6	Restrictions on Transaction
Schedule 5.1.7	Conflicts
Schedule 5.1.9	Changes
Schedule 5.1.11	Non-Assigned Contracts
Schedule 5.1.12(a)	Inventory and Equipment
Schedule 5.1.12(b)	Real Property
Schedule 5.1.12(c)	Accounts and Cash and Equivalents
Schedule 5.1.12(g)	Permits, Licenses and Certificates
Schedule 5.1.12(h)	Licenses, Permits, etc. Not Obtained
Schedule 5.1.13	Intellectual Property
Schedule 5.1.14	Tax Matters
Schedule 5.1.15	Litigation
Schedule 5.1.17	Personal Services Contracts
Schedule 5.1.18	Employee Benefit Plans and Arrangements
Schedule 5.1.19	Contracts for Purchase or Sale
Schedule 5.1.20	Insurance Policies
Schedule 5.1.22	Environmental Matters
Schedule 5.1.23	Accounts Payable
Schedule 5.1.24	Transactions with Affiliates

Exhibit A

BILL OF SALE, AND ASSIGNMENT AND ASSUMPTION

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to that certain Asset Purchase Agreement dated as of December 16, 2011 (the “Agreement”), between Automatic Stamping, LLC and Automatic Stamping Auxiliary Services, LLC, both North Carolina limited liability companies (jointly and severally, “Transferor”), and William H. Black, Jr., on the one hand, and Simpson Strong-Tie Company Inc., a California corporation (“Buyer”), on the other hand, Transferor hereby sells, assigns and transfers to Buyer all right, title and interest in and to all of the tangible and intangible assets identified or described on Exhibits I, II, III and IV attached hereto and incorporated herein by this reference (the “Assets”).  Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed to them in the Agreement.

Transferor shall warrant and defend the sale, assignment, transfer, conveyance and delivery of each and every item of the Assets to Buyer and Buyer’s successors and assigns, against each and every Person lawfully claiming the same.  Possession of all of the tangible Assets and any and all instruments representing the same is being delivered to Buyer concurrently with this Bill of Sale, Assignment and Assumption.

Transferor hereby irrevocably appoints Buyer as Transferor’s attorney-in-fact to demand, receive and collect for Buyer’s own use and benefit all debts and obligations owing to Transferor that, pursuant to the Agreement, are included in the Assets.  Transferor further authorizes Buyer to do all things legally permissible that may be required to recover and collect such debts and obligations and to use Transferor’s name in any manner Buyer may deem necessary for the collection and recovery of those debts and obligations but without cost, expense, liability or damage to Transferor.

ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES THAT MAY BE OTHERWISE IMPLIED BY LAW ARE HEREBY EXPRESSLY DENIED; provided, however, that the foregoing shall not limit Transferor’s warranties made in the Agreement.

This Bill of Sale, Assignment and Assumption is subject to the Agreement, and in the event of any conflict between this Bill of Sale, Assignment and Assumption and the Agreement, the Agreement shall control.  Without limiting the foregoing, the Assets do not include items excluded from the Assets in the Agreement.

Buyer hereby assumes the Assumed Liabilities, and shall pay and discharge the Assumed Liabilities when they come due.

This Bill of Sale, Assignment and Assumption shall bind and inure to the benefit of Transferor and Buyer and their respective successors and assigns.

This Bill of Sale, Assignment and Assumption shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption has been duly executed by or on behalf of Transferor and Buyer on this December     , 2011.

BUYER:	TRANSFEROR:

Simpson Strong-Tie Company Inc.	Automatic Stamping, LLC

By	By
Karen Colonias	William H. Black, Jr.
Chief Financial Officer	Manager

Automatic Stamping Auxiliary Services, LLC

By
William H. Black, Jr.
Manager

EXHIBITS ATTACHED:

I	Software and Inventory
II	Inventions, Patents, Trade Names, Trademarks, Service Marks and Copyrights
III	Assigned Contracts and Other Intangible Property
IV	Equipment

[Insert Forms of North Carolina and California Notary Acknowledgement]

Exhibit B

FORM OF NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETITION AND CONFIDENTIALITY AGREEMENT is made as of                         , 201    , by and between Simpson Strong-Tie Company Inc., a California corporation (the “Company”), and [William W. Anderson/Kristie A. Wilhelmi/April C. Black] (“Employee”).

Employee has been an officer or employee of either or both of Automatic Stamping, LLC (“AS”) and Automatic Stamping Auxiliary Systems, LLC (“ASAS”), both North Carolina limited liability companies.  AS and ASAS were engaged in the business of developing, designing, marketing, distributing or selling truss plates, and computer software, products and systems associated with truss plates, for the building construction industry.  The Company has purchased substantially all of the assets and business of AS and ASAS pursuant to an Asset Purchase Agreement dated as of December 16, 2011, by and between William H. Black, Jr., AS and ASAS, on the one hand, and the Company, on the other hand.  On consummation of the purchase pursuant to such Asset Purchase Agreement, Employee’s employment with AS or ASAS terminated and Employee immediately thereafter became an employee of the Company.

As a result of Employee’s prior employment by AS or ASAS and current and future employment by the Company, Employee has had and will have access to and has and will become acquainted with various trade secrets, customer relationships and other proprietary and confidential information and property of AS, ASAS and the Company, the disclosure or use of which for any purpose other than in the Company’s business would unreasonably and unfairly impair the Company’s ability to conduct its business profitably and would diminish the value of the good will developed by AS, ASAS or the Company.

In consideration of the payment to Employee of [$1,400,000/$600,000], the receipt and sufficiency of which are hereby acknowledged, which payment is being made because of the Company’s purchase of substantially all of the assets and business of AS and ASAS, and as a condition and in consideration of the Company’s employment or continuation of employment of Employee, Employee agrees with the Company as follows:

1.             Certain Definitions.  For purposes of this Agreement, the terms defined below have the meanings indicated.

1.1          “Affiliate” means and includes any of the Company’s subsidiaries (whenever formed or acquired), and any Person in which the Company owns or comes to own more than twenty percent of the voting stock or other ownership interest or which owns or comes to own twenty percent or more of the Company’s outstanding common stock.

1.2          “Confidential Matter” means and includes any and all of the following owned by the Company or one or more Affiliates:

financial and operating data and other proprietary and confidential information; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; formulations; chemical compositions; know-how; methodologies; methods; processes; technical data; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and the Company’s assessment thereof) of the Company’s existing and potential clients, customers, specifiers, distributors, dealers and representatives; customer and specifier correspondence; customer and specifier purchasing and specification histories; marketing data and methods; marketing materials; competitive analyses; information regarding promotional activities; business and product plans; operating practices and related data and information; costs of materials; prices the AS, ASAS or Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; manufacturing methods; tooling; product performance information; quality control procedures and information; manufacturing or field operating processes or procedures; manufacturing and sales costs; information regarding the financial condition of the Company; compensation paid to each of the Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding AS’s, ASAS’s or the Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed on the basis of or using any Confidential Matter; in each case whether acquired by the Company from AS or ASAS or otherwise heretofore or hereafter acquired or developed by the Company.

All of the foregoing are held in strict confidence by the Company and Affiliates.  Nevertheless, “Confidential Matter” excludes any of the foregoing that has entered the public domain through no fault of Employee, that an authorized executive officer of the Company has authorized for public dissemination, that was known to or possessed by Employee prior to Employee’s employment by AS or ASAS and other than through disclosure or delivery by AS, ASAS or the Company, or that was learned or obtained by Employee from sources having no duty of confidentiality to AS, ASAS or the Company that were or are unconnected with and unrelated to Employee’s employment by AS, ASAS and the Company.

1.3          “Person” means and includes any natural person, corporation, limited liability company, partnership (general, limited or limited liability), joint venture, proprietorship, trust, association or other person or entity.

2.             Non-Disclosure; Non-Competition; Non-Solicitation; Property.

2.1          Non-Disclosure.  Employee acknowledges and agrees that, as an employee of AS, ASAS or the Company, Employee has had and will have access to and has and will become acquainted with Confidential Matter, all of which Employee will regard and protect as trade secrets owned by the Company or the Affiliates and all of which are used or contemplated to be used in the Company’s and the Affiliates’ businesses.  Employee represents, warrants and agrees that, except as required by the Company in the course of Employee’s employment with the Company, Employee will not at any time, whether during or after Employee’s employment by the Company, directly or indirectly, use or permit others to use, or disclose or communicate to any Person, any Confidential Matter, without the prior written consent of an executive officer of the Company in the particular case.  Employee further agrees that Employee will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Matter of which Employee gains knowledge while employed by the Company.

2.2          Non-Competition.  Employee further acknowledges and agrees that, as an employee of AS, ASAS or the Company, Employee has participated in or observed and will participate in or observe important aspects of the Company’s research, development, creative work, planning, operations and other activities, and that the use of any Confidential Matter in the conduct of any business or activity directly or indirectly competing with the Company’s business necessarily would constitute trading on the Company’s and the Affiliates’ good will and reputation developed through their expenditure of very substantial efforts and moneys and would unreasonably and unfairly impair the Company’s and the Affiliates’ ability to conduct their businesses profitably.

Employee shall not at any time during Employee’s employment with the Company directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange), or owner or principal of or with, any Person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services that directly or indirectly compete with the Company’s products, services or business, in any markets in which the Company is now doing business, or does business during Employee’s employment, whether or not similar or related to any business acquired by the Company from AS or ASAS, or directly or indirectly take or permit any action in preparation to do any of the foregoing.

In addition, during the period from the date hereof to the fifth anniversary of the date hereof, whether or not Employee’s employment with the Company continues through such period, Employee shall not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange), or owner or principal of or with, any Person engaged in the business of developing, designing, marketing, distributing or selling truss plates, or computer software, products and systems associated therewith, for the building construction industry,  that is competitive with any business conducted by AS or ASAS before the date hereof or by the Company from and after the date hereof, in any state or other jurisdiction where AS or ASAS conducted any such business or where any customer or specifier of AS or ASAS was located on or before the date hereof, or in any state of the United States or Mexico or province of Canada where the Company contemplates conducting or conducts any such business after the date hereof, or directly or indirectly take or permit any action in preparation for doing any of the foregoing.  Employee acknowledges and agrees that the restrictions in this paragraph are reasonably necessary to protect the Company’s legitimate business interests with respect to the assets and business that the Company has purchased from AS and ASAS.

2.3          Non-Solicitation.  As further protection for the Confidential Matter, Employee agrees that Employee will not, directly or indirectly, and whether or not for compensation,

(a)           interfere or attempt to interfere with any contractual or business relationship or prospective business advantage of the Company or any Affiliate; or

(b)           for the period from the date hereof to the second anniversary of the termination of Employee’s employment with the Company, induce or attempt to induce any employee of the Company or any Affiliate to leave the Company’s or such Affiliate’s employ or any consultant of the Company or any Affiliate to terminate engagement with the Company or such Affiliate.

2.4          Property.  Employee agrees that Employee will not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for Employee’s use or the use of others and, on request by the Company at any time or on termination of Employee’s employment with the Company for any reason, Employee will immediately deliver to the Company all tangible property that is or embodies any of the Confidential Matter, whether prepared or developed by or with the assistance of Employee or otherwise coming into Employee’s possession, control or knowledge.

2.5          Legal Duties.  Employee acknowledges and agrees that Employee’s agreements herein are intended to implement certain of Employee’s duties under federal and state laws, such as California Labor Code section 2860, which provides:

“Everything which an employee acquires by virtue of his employment, except the compensation which is due to him from his employer, belongs to the employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.”

Nothing in this Agreement shall be interpreted or construed as limiting Employee’s obligations or the Company’s rights under any of such laws.

2.6          Nondisclosure to the Company.  Employee further represents and warrants that Employee has not disclosed and will not disclose to the Company or any Affiliate any trade secrets or other proprietary or confidential information that may not lawfully be so disclosed by Employee, by virtue of the ownership of the same by another Person or otherwise.

3.             Inventions, Designs and Patents.

3.1          Disclosure and Assignment of Inventions.  Employee agrees that Employee will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which Employee obtains knowledge or information during Employee’s employment with the Company and which relate to the existing or contemplated products, services or business of the Company or to any research or experimental, developmental or creative work carried on or contemplated by the Company, whether or not conceived, originated, made, developed or reduced to practice by Employee alone or with others during regular working hours or at other times.  Employee also acknowledges and agrees that, in connection with Employee’s prior employment with AS or ASAS, Employee has made a full written disclosure of, and has held in trust for the sole right and benefit of AS or ASAS, and has assigned to AS or ASAS or hereby assigns to Company, all inventions, designs, creations, processes, technical or other developments, improvements, ideas, discoveries and all works of any type or medium, whether or not patentable or copyrightable, of which Employee obtained knowledge or information during Employee’s employment with AS or ASAS, and which related to the existing or contemplated products, services or business of AS or ASAS, or to any research or experimental, developmental or creative work carried on or contemplated by AS or ASAS, whether or not conceived, originated, made, developed or reduced to practice by Employee alone or with others during working hours or at other times, all of which shall be included within the Inventions and Works that are the subject of this section 3.  All Inventions and Works are and shall remain the exclusive property of the Company.  Employee agrees that Employee will assign, and hereby does assign, to the Company or its designee, all of Employee’s right, title and interest in and to all Inventions, whether patentable or not, and all Works, conceived, originated, made, developed or reduced to practice by Employee, alone or with others, while Employee is an employee with the Company.  All Works are and shall be deemed to be “works for hire” under all applicable laws and regulations.

3.2          Cooperation.  Employee agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto and to protect the same against infringement by others, all as and to the extent that the Company may request and at the Company’s expense, for no further consideration to Employee other than Employee’s salary or wages.  If the Company is unable because of mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or Works, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on behalf and in the place and stead of Employee to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

3.3          Exceptions.  Sections 3.1 and 3.2 shall not, however, apply to an Invention or Work developed entirely on Employee’s own time without using the Company’s or any Affiliate’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Employee for the Company.  Employee acknowledges that the preceding sentence constitutes the notification contemplated by California Labor Code section 2872.  Employee has listed on the Attachment to this Agreement, which the Company agrees to keep confidential, all Inventions and Works owned, conceived, originated, made, developed or reduced to practice by Employee (whether or not prior to Employee’s employment with the Company, AS or ASAS) qualifying for the exception in the first sentence of this section 3.3.

4.             Trade Secrets of Third Parties.  Employee acknowledges and understands that, in dealing with existing and potential Affiliates, suppliers, contracting parties and other Persons with which the Company has business relations or potential business relations, the Company frequently receives confidential and proprietary information and materials from such Persons subject to the Company’s understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  Employee agrees to treat all such information and materials as Confidential Matter subject to this Agreement.

5.             Other Conflicts of Interest.  During Employee’s employment with the Company, Employee will review with the Chief Financial Officer of the Company any situation which may conflict with the Company’s interest or have the appearance of impropriety.  Employee has identified on the Attachment to this Agreement any and all current investments or ownership interests of any kind (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange) that Employee presently has in any business or company that, to Employee’s knowledge, competes, directly or indirectly, with the Company or is a current or potential supplier, customer, business partner or client of the Company .  During Employee’s employment with the Company, Employee will not directly or indirectly invest in or acquire any ownership interest of any kind (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange) in any business or company that, to Employee’s knowledge, is a current or potential supplier, customer, business partner or client of the Company, unless Employee first requests and receives the prior approval of the Company.

6.             Injunctive Relief.  Employee acknowledges and agrees that Employee’s failure to perform any of Employee’s covenants in this Agreement would cause irreparable injury to the Company and the Affiliates and cause damages to the Company and the Affiliates that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, Employee consents to the entry of an injunction to restrain any breach of this Agreement.

7.             Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

8.             Construction.  The section headings in this Agreement are for convenience of reference only and are not part of this Agreement.  As used herein, each gender includes each other gender, and the singular includes the plural and vice versa, as the context may require.  All references to sections are intended to refer to sections of this Agreement, except as otherwise stated.

9.             Notices.  Any notice, consent, approval or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at 5956 W. Las Positas Boulevard, Pleasanton, California 94588 (facsimile number:  925-833-1496), Attention Chief Financial Officer, and, if to Employee, at Employee’s address or facsimile number appearing on the records of the Company.  The Company or

Employee may change its or Employee’s respective address for this purpose from time to time by notice to the other.

10.          Successors.  This Agreement shall inure to the benefit of and bind the Company and Employee and their respective successors, assigns, heirs, legatees, devisees and personal representatives.  This Agreement shall also inure to the benefit of each Affiliate and its successors and assigns.

11.          Entire Agreement.  This Agreement contains the entire agreement of the Company and Employee and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between them, regarding the subject matter hereof.  This Agreement may not be amended or modified, except by a written instrument signed by both parties.

12.          Survival.  All agreements, representations, warranties and acknowledgments herein shall survive any termination of Employee’s employment with the Company for any reason.

13.          Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, excluding its conflicts of laws rules.

14.          Company’s Right to Terminate.  Nothing herein shall be interpreted to impair or otherwise affect the right and power of the Company to terminate its employment of Employee, which is at will, except as may otherwise be provided in any collective bargaining agreement for the benefit of Employee.

15.          EMPLOYEE HEREBY WARRANTS AND ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

COMPANY:	EMPLOYEE:
Simpson Strong-Tie Company Inc.

By	[William W. Anderson/Kristie A. Wilhelmi/April C. Black]
Chief Financial Officer

ATTACHMENT

TO

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

The undersigned Employee certifies that [he/she] owns the interest indicated below in the following inventions, designs, processes, technical or other developments, improvements, ideas and discoveries, as contemplated by section 3.3 of this Agreement:

EMPLOYEE:

[William W. Anderson/Kristie A. Wilhelmi/April C. Black]

Date: , 20

Exhibit C

FORM OF OPINION OF COUNSEL FOR SELLERS

December     , 2011

Simpson Strong-Tie Company Inc.

5956 W. Las Positas Boulevard

Pleasanton, CA  94588

Re:	Automatic Stamping, LLC, Automatic Stamping Auxiliary Services, LLC and
William H. Black, Jr.

Dear Sir or Madam:

We have acted as special North Carolina counsel to Automatic Stamping, LLC, a North Carolina limited liability company (“AS”), Automatic Stamping Auxiliary Services, LLC, a North Carolina limited liability company (“ASAS”), and William H. Black, Jr., a resident of the State of North Carolina (“Black” and together with AS and ASAS each a “Seller” and collectively, the “Sellers”), in connection with that certain Asset Purchase Agreement, dated December 16, 2011 (the “Purchase Agreement”), by and among Sellers and Simpson Strong-Tie Company Inc., a California corporation (“Simpson”), pursuant to which Simpson, upon the terms and subject to the conditions contained therein, has agreed to purchase certain of the assets and assume certain of the liabilities of AS and ASAS.  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

For purposes of the opinions contained in this letter, we have examined the following executed original documents or copies certified or otherwise identified to our satisfaction, each unless otherwise noted, dated December 16, 2011 (collectively the “Opinion Documents”):

1.             Purchase Agreement.

2.             Bill of Sale, Assignment and Assumption executed by AS and ASAS in favor of Simpson dated of even date herewith.

We have also examined originals or copies of the Articles of Organization of AS in effect prior to the Closing (the “AS Articles”), the Automatic Stamping, LLC Amended and Restated Operating Agreement of AS in effect prior to the Closing (the “AS Operating Agreement”), the Action of Organizer of AS dated                      (the “AS Action of Organizer” and together with the AS Articles and the AS Operating Agreement, the “AS Organizational Documents”), the Articles of Organization of ASAS in effect prior to the Closing (the “ASAS Articles”), the ASAS Operating Agreement dated April 18, 2008 (the “ASAS Operating Agreement”), the Action of Organizer of ASAS dated                  (the “ASAS Action of Organizer” and together with the ASAS Articles and the ASAS Operating Agreement, the “ASAS Organizational Documents”), the General Certificate of Sellers dated of even date hereof (the “Certificate”), a copy of which is attached hereto as Exhibit A, as well as such other documents and records of AS and ASAS as we have deemed necessary for the purpose of giving our opinions hereinafter expressed.

In giving certain of the opinions set forth below, we have relied solely upon certifications and letters provided to us by public officials with respect to the matters set forth in such certifications and letters.  As to all matters of fact set forth below, and all matters of fact which form the basis for any opinion set forth below, we have relied solely upon (i) certifications and letters provided to us by governmental officials, (ii) certificates and statements of Black as well as the officers, employees or accountants of AS and ASAS, including without limitation, the Certificate, and (iii) the representations and warranties set forth in the Opinion Documents.

No inference as to our knowledge of the existence of any facts shall be drawn from the fact of our representation of Sellers or any affiliates of Sellers, and, except to the extent otherwise set forth herein, for purposes of this opinion letter, we have neither undertaken (a) an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees that may have been executed by — or which may now be binding upon — the Sellers, (b) any investigation of the operations of AS or ASAS nor (c) any review of our internal files or any files of the Sellers relating to transactions to which the Sellers may be a party.

In addition, in giving our opinions set forth below, we have assumed, without independent verification, that the following are true:

a.                                      Simpson is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and all other applicable laws to which it is subject.  Simpson has the full power and authority to consummate the transactions set forth in the Opinion Documents.  All Opinion Documents and instruments executed and/or delivered by Simpson in connection therewith have been duly executed and delivered on behalf of, and are enforceable in accordance with their terms against, Simpson.

b.                                      Other than Persons executing Opinion Documents or documents or instruments for which we have witnessed their signature, the signatures of all Persons signing any Opinion Document, or any document or instrument executed and/or delivered in connection with an Opinion Document, are genuine.

c.                                       Other than Persons executing such Opinion Documents on behalf of each Seller, all such Persons executing such Opinion Documents, or other related documents or instruments, have been duly authorized to execute and deliver such Opinion Documents or other documents or instruments.

d.                                      All natural Persons executing any Opinion Document or related document or instrument delivered in connection with the Opinion Documents have legal competency to do so; all Opinion Documents, related documents and instruments submitted to us as originals are authentic; and all Opinion Documents, documents and instruments submitted to us as certified or photostatic copies conform to the original Opinion Documents, documents, or instruments, which are themselves authentic.

e.                                       No event will take place subsequent to the date hereof that would cause any action taken in connection with the Opinion Documents or the transactions contemplated therein to fail to comply with any law, which failure would permit any party to any Opinion Document or any Person executing a document or an instrument to cancel, rescind or otherwise void any act.

f.                                        Simpson has complied or will comply with all laws and has acquired all required approvals of all governmental authorities having jurisdiction over Simpson or the transactions contemplated in the Opinion Documents.

g.                                       All certificates of public officials have been properly given and were accurate and complete when given and remain accurate and complete on the date of this letter.

h.                                      There has been no mutual mistake of fact, fraud, duress or undue influence in connection with any of the Opinion Documents or any instrument executed and/or delivered in connection therewith, and the conduct of the parties to each of the Opinion Documents has complied with all requirements of good faith, fair dealing and conscionability.  Each party to an Opinion Document has acted without notice of any defense against the enforcement of any rights created thereby; and there are no agreements or understandings, or any usage of trade or course of dealing, among the parties that, in either case, would define, supplement or qualify the terms of any Opinion Document or any instrument executed and/or delivered in connection therewith. Except as set forth in the Opinion Documents, the terms and conditions reflected in the Opinion Documents have not otherwise been amended, modified or supplemented by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Opinion Documents.

i.                                          All certificates, representations, electronic mail and other documents on which we have relied that were given or dated on or prior to the date hereof are and continue to remain accurate, insofar as is relevant to our opinions.  The factual representations and warranties contained in the Certificate, and other documents we have reviewed, are true and accurate.

j.                                         We have assumed that the consideration contemplated in the Opinion Documents is fair and adequate.

On the basis of such assumptions, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.                                      Based solely on a Certificate of Existence from the North Carolina Secretary of State dated December     , 2011, AS is a limited liability company in existence under the laws of the State of North Carolina.

2.                                      Based solely on a Certificate of Existence from the North Carolina Secretary of State dated December     , 2011, ASAS is a limited liability company in existence under the laws of the State of North Carolina.

3.                                      Based solely on the AS Organizational Documents and the Certificate, (a) Black is the only member of AS and owns of record and beneficially all membership and economic interests issued by AS, all of which were duly and validly issued, are outstanding, fully paid, non-assessable and free of preemptive and similar rights, and (b) no other membership or economic interests or other securities of AS are authorized, have been issued or are outstanding.

4.                                      Based solely on the ASAS Organizational Documents and the Certificate, (a) Black is the only member of ASAS and owns of record and beneficially all membership and economic interests issued by ASAS, all of which were duly and validly issued, are outstanding, fully paid, non-assessable and free of preemptive and similar rights, and (b) no other membership or economic interests or other securities of ASAS are authorized, have been issued or are outstanding.

5.                                      AS has all requisite limited liability company power and authority to enter into, execute and deliver the Opinion Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

6.                                      ASAS has all requisite limited liability company power and authority to enter into, execute and deliver the Opinion Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

7.                                      The execution, delivery and performance by AS of the Opinion Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of AS.  The Opinion Documents to which AS is a party have been duly executed and delivered by AS and constitute the legal, valid and binding obligations of AS and are enforceable against AS in accordance with their respective terms.

8.                                      The execution, delivery and performance by ASAS of the Opinion Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of ASAS.  The Opinion Documents to which ASAS is a party have been duly executed and delivered by ASAS and constitute the legal, valid and binding obligations of ASAS and are enforceable against ASAS in accordance with their respective terms.

9.                                      The Purchase Agreement to which Black, individually, is a party has been duly executed and delivered by Black, individually, and constitutes the legal, valid and binding obligations of Black, individually, and is enforceable against Black, individually, in accordance with its terms.

10.                               The execution and delivery by AS of the Opinion Documents to which it is a party and the performance by AS of its obligations thereunder, (a) do not conflict with or result in a violation of any provisions of North Carolina statutory laws or regulations; (b) to our knowledge, do not violate any AS Court Order (as hereinafter defined); and (c) do not conflict with any provision of the AS Organizational Documents.  “AS Court Order” means any judicial or administrative judgment, injunction, order, decree or arbitral decision that names AS and is specifically directed to it or its properties and that is listed on the Certificate or that is known to us.

11.                               The execution and delivery by ASAS of the Opinion Documents to which it is a party and the performance by ASAS of its obligations thereunder, (a) do not conflict with or result in a violation of any provisions of North Carolina statutory laws or regulations; (b) to our knowledge, do not violate any ASAS Court Order (as hereinafter defined); and (c) do not conflict with any provision of the ASAS Organizational Documents.  “ASAS Court Order” means any judicial or administrative judgment, injunction, order, decree or arbitral decision that names ASAS and is specifically directed to it or its properties and that is listed on the Certificate or that is known to us.

12.                               The execution and delivery by Black of the Purchase Agreement and the performance by Black of his obligations thereunder, (a) do not conflict with or result in a violation of any provisions of North Carolina statutory laws or regulations; and (b) to our knowledge, do not violate any Black Court Order (as hereinafter defined).  “Black Court Order” means any judicial or administrative judgment, injunction, order, decree or arbitral decision that names Black and is specifically directed to him or his properties and that is listed on the Certificate or that is known to us.

All opinions and statements set forth in this letter are expressly limited and qualified as follows:

a.                                      The opinions expressed herein are limited to matters of North Carolina laws and no opinion is expressed as to any matter that is governed by the laws of any other jurisdiction.  We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the State of North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to a Seller and/or the Opinion Documents.

b.                                      Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

c.                                       The enforceability of all or various provisions of the Opinion Documents may be limited by (i) public policy considerations under certain circumstances, (ii) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, arrangement and other similar laws now or hereafter in effect relating to, affecting or limiting the enforcement of such rights generally and general principles of equity governing and limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or (iii) limitations on indemnification rights imposed under various securities laws.

d.                                      We are not providing any opinion herein with respect to the enforceability of any provision contained in any Opinion Document restricting any party’s freedom to engage in any business or investment activity.  We do not express any opinion as to the enforceability of provisions prohibiting (i) competition, (ii) the solicitation or acceptance of customers, of business relationships or of employees, (iii) the use or disclosure of information or (iv) activities in restraint of trade.

e.                                       Our opinions herein are limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or our opinions herein to reflect any change in any law or facts.

f.                                        We express no opinion with respect to provisions whereby a party purports to waive procedural, statutory, substantive, equitable or constitutional rights or defenses against any Person, including without limitation any provision purporting to waive the right of jury trial.

g.                                       We express no opinion as to the enforceability of any provisions of the Opinion Documents that purport to authorize a party to act in its sole discretion or that provide that determination by a party is conclusive.

h.                                      We express no opinion as to the enforceability of any provisions of the Opinion Documents that require waivers or amendments to be made only in writing.

i.                                          We express no opinion with respect to provisions purporting to assign or transfer any rights under permits, licenses or similar documents to the extent the same are not assignable without the consent of a third party unless the consent of such third party is obtained.

j                                            We express no opinion with respect to provisions that appoint any other Person as the agent or attorney-in-fact for any Seller or any other Person or the irrevocability of any appointment of a Person as attorney-in-fact or agent for another.

k.                                      Under North Carolina law, the recovery of attorneys’ fees is limited by and subject to the procedures and limitations set forth in Sections 6-21.2 and 6-21.6 of the North Carolina General Statutes.

l.                                          We express no opinion as to the enforceability of any provisions in the Opinion Documents indemnifying or prospectively releasing a party, its representatives or agents from liability for their own wrongful or negligent acts or omissions or failure to perform obligations imposed upon them by law where release or indemnification is contrary to public policy.

m.                                  We express no opinion with respect to the enforceability of any waiver by the Sellers of any defenses, counterclaims, or setoffs or any right by the Sellers to assert any defense, counterclaim or setoff to the extent that such waiver is forbidden by law or violates public policy.

n.                                      We express no opinion with respect to the enforceability of any provision in the Opinion Documents purporting to limit the liability of any party for any inaction or action to the extent that such limitation of liability is forbidden by law or violates public policy.

o.                                      We express no opinion with respect to whether provisions in the Opinion Documents are enforceable against Persons who are not parties to the Opinion Documents.

p.                                      We express no opinion with respect to any agreement which is incorporated into any Opinion Document but which is not included as a listed Opinion Document herein or which is an exhibit, schedule or attachment to an Opinion Document but which is not included as a listed Opinion Document herein.

q.                                      We express no opinion regarding the compliance by a Seller with (i) any environmental protection laws, regulations or guidelines, standards or other similar requirements, (ii) the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or non-U.S. law, regulation or ordinance, (iii) land use and zoning laws and ordinances and any restrictions arising therefrom related to the use, occupancy, operation, construction or maintenance of any collateral or (iv) the Employee Retirement Income Security Act of 1974, as amended, or the regulations promulgated thereunder.  We also render no opinion with respect to compliance with any provision of any Opinion Document relating to any such compliance.

r.                                         We express no opinion as to the enforceability of any provisions of the Opinion Documents concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

s.                                        We express no opinion as to the enforceability of any provisions relating to evidentiary standards or other standards by which the Opinion Documents are to be construed.

t.                                         We express no opinion as to the enforceability of any provisions stating that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

u.                                      We express no opinion as to the enforceability of severability provisions.

v.                                      We express no opinions with respect to federal or state securities laws.

w.                                    We express no opinion with respect to the enforceability of any provision of any Opinion Document to the extent it is held to conflict with another provision of any Opinion Document.

x.                                      We express no opinion with respect to federal or state tax laws, rules or regulations or otherwise as to tax matters.

y.                                      We express no opinion with respect to dissenter’s rights, including, without limitation, whether shareholders or members are entitled to receive dissenter’s rights as a result of the transactions contemplated in the Opinion Documents.

z.                                       We express no opinion with respect to any provision in any Opinion Document which purports to make void any act done in contravention thereof.

aa.                               As used in this letter, the phrases “to our knowledge” or “known to us” mean the actual conscious awareness of information by William G. McNairy, Mark Davidson, David W. Sar and Susan Young, who are the only attorneys of this firm who have devoted attention to the representation of a Seller in connection with the transactions contemplated in the Purchase Agreement.  Except to the extent expressly stated herein, we have not undertaken any independent investigation or inquiry to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from the fact of our representation of Sellers.

bb.                               We express no opinion as to the ownership, existence, title, description, value or location of any property or assets of the Sellers.

cc.                                 We have acted as special North Carolina counsel to the Sellers in connection with the transactions described in the Purchase Agreement, and this letter is given solely in our capacity as counsel to the Sellers.  We have not acted as counsel to Simpson.  As a result, no opinion is expressed herein as to any matter relating to any Person other than the Sellers.

dd.                               We express no opinion regarding the enforceability of any provision in the Opinion Documents that requires a future (i) agreement of the parties or (ii) meeting of the minds.

ee.                                 We express no opinion as to any Seller’s compliance with any representation, warranty, covenant, condition or other term of the Opinion Documents.

ff.                                   We express no opinion regarding any provision stating that any insurance policy will be enforceable by, or any proceeds will inure to the benefit of, or pass to, any purchaser of the property.

gg.                                 We express no opinion as to the enforceability of any provisions of the Opinion Documents providing for arbitration.  We express no opinion as to the enforceability of any provisions of the Opinion Documents providing that a party thereto is entitled to a rebuttable presumption in any litigation.  We express no opinion as to the enforceability of any provisions of the Opinion Documents providing for the establishment of the meaning of the term “good faith” as used in the Opinion Documents or placing onto any Seller the burden of proving a lack of good faith on the part of Simpson.

hh.                               We do not express any opinion as to the enforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

ii.                                       The opinions set forth in this letter represent our professional judgment as to the matters described herein; they are not binding upon any other party or upon any court or other tribunal, and they do not represent any guarantee of particular facts, circumstances, or results.

Our opinions herein are delivered to you pursuant to the Purchase Agreement and are solely for your benefit in connection with the Closing.  No other Person shall be entitled to rely on our opinions herein, and you are not entitled to rely on such opinions in any other context.  No copy of this letter or any portion hereof may be delivered to any other Person without our prior written consent.

In addition, we advise you that we do not represent AS or ASAS in any action, suit or proceeding now pending at law or in equity, or by or before any governmental instrumentality or agency or arbitral body or overtly threatened in writing against AS or ASAS by a potential claimant, that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Opinion Documents.

Very truly yours,

BROOKS, PIERCE, McLENDON,
HUMPHREY & LEONARD, L.L.P.

By:
Mark Davidson

Exhibit D

FORM OF PRESS RELEASE

SIMPSON MANUFACTURING CO., INC. ANNOUNCES

ACQUISITION OF ASSETS OF AUTOMATIC STAMPING COMPANIES

Pleasanton, CA — Simpson Manufacturing Co., Inc. (the “Company”) (NYSE:SSD) announced today that its subsidiary, Simpson Strong-Tie Company Inc., entered into an agreement to acquire substantially all of the assets of Automatic Stamping, LLC, a North Carolina limited liability company, and Automatic Stamping Auxiliary Services, LLC, a North Carolina limited liability company (collectively “Automatic Stamping”), and certain real property and improvements owned by TIMMCO, INC., a North Carolina corporation, for an aggregate of $41.4 million plus the value at closing of inventory and accounts receivable. Automatic Stamping manufactures and sells a line of high quality truss connector plates primarily in the United States. The transaction is expected to close in December 2011 or January 2012.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.